Exhibit 10.7
ASSET PURCHASE AGREEMENT

BY AND AMONG

On Track Innovations Ltd.

AND

SuperCom Ltd.

Dated as of August 14, 2013

EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	Bank Guarantee
Exhibit B	Non Disclosure Agreement
Exhibit C	Seller Promissory Note
Exhibit D	Buyer Promissory Note

SCHEDULES:

Schedule 2.1.2	Tangible Property
Schedule 2.3.1	Specific Excluded Asset
Schedule 1.1.69	Products
Schedule 7.1.4	List of Major Issues
Schedule 5	Seller Disclosure Schedule

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 14, 2013 (the "Signing Date"), is made by and among On Track Innovations Ltd., a company organized and existing under the laws of the State of Israel with offices located at Z.H.R. Industrial Zone, Rosh Pina 12000, Israel ("Seller"), and SuperCom Ltd., a  company organized and existing under the laws of the State of Israel with offices located at Nolton House, 14 Shenkar Street, Hertzliya Pituach 46725, Israel ("Buyer"). Each of Buyer and Seller may also be referred to herein as a "Party" and collectively as the "Parties".

WHEREAS  each of the Parties has determined that it is in its respective best interests, for the Seller to sell to the Buyer, and for the Buyer to buy from the Seller the Purchased Assets and to assume the Assumed Liabilities (as such terms are defined herein), all on the terms and subject to the conditions contained in this Agreement (the “Acquisition”); and

WHEREAS, the parties hereto desire to set the terms and conditions for the Acquisition and to make certain representations, covenants and warranties with respect thereto;

NOW, THEREFORE, Seller and Buyer hereby agree, as follows:

1.	DEFINITIONS & INTERPRETATION.

1.1.      Definitions. Wherever used in this Agreement, the following capitalized terms shall have the meanings attached to them:

1.1.1.                "Accounts Receivable" means all trade accounts receivable and other rights to payment from customers of the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of Products sold or Services rendered to customers of the Business.

1.1.2.                "Acquired Assets" shall have the meaning set out in Section 2.1.

1.1.3.                "Action" or "Proceedings" means any lawsuit, action, arbitration proceeding, Claim, complaint, criminal prosecution, investigation, demand letter, governmental or other administrative proceeding, before or by any Court or Governmental Authority.

1.1.4.                "Advance Balances" shall have the meaning ascribed to it in Section 5.8.6 below.

1.1.5.                “Affiliate” means, with respect to any Party hereof, any Person controlled by, controlling or under common control with such party, and any shareholder, director or officer of such party; "control" for the purpose hereof shall mean the effective ability to control the operations of such entity or the possession, directly or indirectly, of 50% or more of the voting power or the right to appoint 50% or more of the members of the board of directors or equivalent body of such entity; the term "Affiliate" shall also include all Affiliates of such persons or entities.

1.1.6.                “Aggregate Earn-Out Amount” means the aggregate of all amounts of the Purchase Price payable by way of the Earn-Out Mechanism;

1.1.7.                "Approval" or "Permit" means any license, permit, consent, approval, authorization, registration, filing, qualification or certification issued by any Governmental Authority or under any applicable Law.

1.1.8.                "Assigned Claims" shall have the meaning set out in Section 2.1.

1.1.9.                "Assigned Contracts" shall have the meaning set out in Section 2.1.5.

1.1.10.              "Assumed Liability" shall have the meaning set out in Section 2.4.

1.1.11.              “Bank Guarantee” means an irrevocable bank guarantee issued by an Israeli bank in the amount of US$5,000,000 (Five Million United States Dollars) substantially in the form of the bank guarantee attached hereto as Exhibit A.

1.1.12.              “Base Purchase Price” shall have the meaning set forth in Section 3.1,

1.1.13.              "Books and Records" means all books of account, records, and other Documents, to the extent relating to the Business, the Acquired Assets or the Assumed Liabilities.

1.1.14.              "Buffalo Project" shall mean the Potential Project referred to in the Potential Projects List as the “Buffalo Project”.

1.1.15.              "Business" means the Seller’s existing Smart ID business that relates specifically to the development, license, sale, distribution, maintenance or support of governmental identification technologies and projects, including national identification cards and/or tags, traditional and electronic passports, drivers licenses, voters, elections, visas, border control, census and population registries, but expressly excluding the Seller’s other existing lines of business including, without limitation, (i) Seller’s businesses related to its existing medical, payment, parking and petroleum solutions as well as (ii) any other solutions currently under development or which may in the future be developed or undertaken by the Seller, together with all related assets and technologies, provided such solutions, related assets and technologies are not in direct competition with Seller’s existing Smart ID business.

1.1.16.              “Business Day” means any day other than a Friday, a Saturday, a public holiday or the eve of a public holiday in the State of Israel, or any other day on which banks are closed for foreign currency transactions in the State of Israel [or in the US].

1.1.17.              "Business Data and Records" shall have the meaning set out in Section 2.1.4.

1.1.18.              “Buyer Promissory Note” means an unconditional promissory note for the amount of US$ 2,500,000 (Two Million Five Hundred Thousand United States Dollars) issued by Buyer in favor of Seller and payable on Seller’s first demand, in the form attached hereto as Exhibit B.

1.1.19.              "Carve-out Financial Statements" means the audited carved-out financial statements of the Business, prepared pursuant to GAAP for the twelve month period ending on December 31, 2012, containing: (a) comparative balance sheet data for December 31, 2011, and (b) comparative profit and loss and cash-flow data for the period ending December 31, 2011.

1.1.20.              "Claim" means any claim, demand, cause of action, chose in action, right of recovery, right of set off, or right of recoupment.

1.1.21.              "Closing" shall have the meaning set out in Section 4.1.

1.1.22.              “Closing Certificate” means a Closing Certificate in a form to be agreed by the Parties prior to Closing.

1.1.23.              "Closing Date" shall have the meaning set out in Section 4.1.

1.1.24.              "Closing Balance Sheet" reviewed, not audited, balance sheet of the Business (including for each of the Seller Subsidiaries) as of the Signing Date.

1.1.25.              "Conditions Precedent” means the conditions precedent detailed in Section 8.

1.1.26.              "Contract" means any written or oral contract, agreement, arrangement, bid, understanding, license, commitment or other instrument, and all amendments, modifications and supplements thereto, whether express or implied.

1.1.27.              “Court” means any court or arbitration tribunal of any jurisdiction, or any state, province or other subdivision thereof, including, without limitation, the State of Israel.

1.1.28.              "Documents" means all files, documents, instruments, papers, books, reports, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (production files, design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (catalogs, sales brochures, sales literature, promotional materials, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.

1.1.29.              "Disclosure Schedule Delivery Date" shall have the meaning ascribed to it in Section 7.1.1;

1.1.30.              “Drop Dead Date” shall have the meaning set forth in Section 11.1.1.

1.1.31.              “Due Diligence Review” shall have the meaning set forth in Section 7.1.

1.1.32.              “Earn-Out Mechanism” shall mean the earn-out payment mechanism detailed in Section 3.2;

1.1.33.              “Escrow Agent” means as shall be defined in the Escrow Agreement.

1.1.34.              "Escrow Agreement" means an escrow agreement to be entered into by and between the Parties and Escrow Agent, in a form to be agreed by the Parties prior to Closing, in connection with the holding and release of  the Escrow Amount.

1.1.35.              "Escrow Amount" shall have the meaning set out in Section 10.4.6.

1.1.36.              “Excluded Assets” shall have the meaning set out in Section 2.3.

1.1.37.              "Excluded Liabilities" shall have the meaning set out in Section 2.5.

1.1.38.              "GAAP" means generally accepted accounting principles and procedures in the United States of America.

1.1.39.              “General Assignment, Assumption and Bill of Sale” means the General Assignment, Assumption and Bill of Sale in a form to be agreed by the Parties prior to Closing.

1.1.40.              "Governmental Authority" means any governmental agency, authority, department, commission, board, bureau, Court or instrumentality of any jurisdiction, including, without limitation, the State of Israel, and any subdivision or agency thereof, and any such authority having governmental or quasi-governmental powers, including any administrative agency or commission.

1.1.41.              "Guarantee" of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person in any manner, and including (i) any obligation of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness; or (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness; or (ii) any autonomous bank guarantees, bonds, letters of credit and other similar instruments.

1.1.42.              "Hazardous Substance" means any substance (including radiation), which might damage or pollute the environment (including surface water, ground water, sea water, air and land) or be a hazard to human beings.

1.1.43.              "Indebtedness" of any Person means any obligations of such Person (a) to repay borrowed money; or (b) evidenced by notes, bonds, debentures, loan agreements, capital leases or similar financial instruments;

1.1.44.              “Intellectual Property” means all forms of intangible proprietary rights recognized under any applicable laws, whether or not patentable, including without limitation: (i) patents, patent applications, patent disclosures, inventions, patent rights, including but not limited to any and all continuations, divisions, reissues, re-examinations or extensions of the above; (ii) trademarks, trade secrets, service marks, trade names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing), rights in brands, and Internet domain names; (iii) copyrights and copyrightable works; (iv) computer software, computer programs, file layouts, and (v) registrations, applications and renewals for any of the foregoing (vii) Know-how (viii) rights in business methods, concepts, confidential information, firmware, composition of matter or materials, certification marks, collective marks, customer lists, databases, designs (whether registered or unregistered), including designs of electronic circuits and computer-aided or other representations of the foregoing, ideas, improvements, industrial designs, innovations, manufacturing information, materials, original works of authorship, plans, processes, proprietary technology, reputation, research results, research records, specifications, systems, techniques, and any rights analogous to the foregoing as well as any other proprietary rights relating to any of the foregoing (including without limitation moral rights or similar rights and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) – all of the foregoing whether or not registered or capable of registration, and whether subsisting in any specific country or countries or any other part of the world.

1.1.45.              "Interim Period" means the period between the Signing Date and the Closing Date.

1.1.46.              "Inventories" means all inventories, wherever located, including all finished goods, work in process, raw materials, spare parts, packaging materials and all other materials and supplies that are used or consumed by the Seller Group as of the Signing Date in the production of those finished goods that are directly related to the Business.

1.1.47.              "Know-How" means any and all scientific, technical and/or commercial information, knowledge, or data, of any kind whatsoever.

1.1.48.              “knowledge” (including any derivation thereof, such as “know” or “knowing”) means, with respect to the Seller, the knowledge of any officer of Seller with authority to create and enforce Seller policies.

1.1.49.              “Law" means any law, statute, code, written policy, licensing requirements, ordinances, rules and regulations of any Governmental Authority.

1.1.50.              "Liabilities" means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with any generally accepted accounting principles, and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

1.1.51.              "Licensed Intellectual Property" means any Intellectual Property that shall remain owned by Seller and licensed to Buyer pursuant to the OTI IP License Agreement.

1.1.52.              “Lien” means any charge, pledge, condition to title, encumbrance, attachment, security interest, mortgage, right of way, easement, servitude, right to acquire, right of first option, right of first refusal or similar restriction.

1.1.53.              "Lion Project" shall mean the Potential Project referred to in the Potential Projects List as the “Lion Project”.

1.1.54.              “Losses” means losses, damages, Liabilities, Actions, sanctions, deficiencies, assessments, judgments, costs, interest, penalties, fines and expenses, (including, without limitation, reasonable attorneys’ fees).

1.1.55.              “Magna License Agreement” means the Magna License Agreement in a form to be agreed by the Parties prior to Closing.

1.1.56.              “Major Issue” shall have the meaning set forth in Section 7.1.4.

1.1.57.              "Material Adverse Effect" means, (A) with respect to Seller, a material adverse effect on (i) the ability of the Seller to perform its obligations under this Agreement; or (ii) the validity or enforceability of this Agreement; (B) with respect to the Acquired Assets (i) a material adverse effect on the Acquired Assets, their condition or value (other than changes or circumstances affecting general market conditions or which are generally applicable to the industry in which Seller engages); (ii) the ability of Seller to assign, sell, convey or transfer, or to procure the assignment, sale, transfer or conveyance of, the Acquired Assets free and clear of any Lien except for Permitted Liens; or (iii) the ability of Seller or any other Person to use the Acquired Assets substantially in the same manner they were used immediately prior to the occurrence of an event having such material adverse effect; (C) with respect to the Assumed Liabilities, a material adverse effect on the Assumed Liabilities and any material change in the value, scope or amount of, or the terms and conditions pertaining to such Assumed Liabilities (other than changes or circumstances affecting general market conditions or which are generally applicable to the industry in which Seller engages); and (D) with respect to the Business, a material adverse effect on the Business or its condition (other than changes or circumstances affecting general market conditions or which are generally applicable to the industry in which Seller engages).

1.1.58.              “Net Proceeds” in respect of a Secondary Offering (as referred to in Section 3.1 below), means the gross proceeds derived to the Buyer from such Secondary Offering, less those costs and expenses thereof detailed in the prospectus relating to such Secondary Offering.

1.1.59.              “Non Disclosure Agreement” means the Non Disclosure Agreement in the form attached hereto as Exhibit C.

1.1.60.              “Operating Guarantees” means all (i) Guarantees issued or made available by the Seller Group in support of the Seller Group’s undertakings to third parties, including, without limitation, its customers and suppliers, pursuant to Assigned Contracts, and (ii) deposits made by the Seller Group with any third party in support of the Seller's the Seller’s undertakings to third parties, including, without limitation, its customers and suppliers, pursuant to Assigned Contracts.

1.1.61.              “Order” means any judgment, order, writ, injunction, ruling, verdict, decision or decree of, or any settlement under the jurisdiction of any Court or Governmental Authority.

1.1.62.              “Organizational Documents” means, with respect to any incorporated legal entity, the memorandum of association, articles of association, certificate of incorporation, by-laws, certificate(s) of designation, partnership agreement or other constitutional documents of any type, including all restatements thereof and amendments thereto.

1.1.63.              “OTI IP License Agreement” means the License Agreement in a form to be agreed by the Parties prior to the Closing.

1.1.64.              “Permitted Liens” means (i) statutory Liens for Taxes which are not yet due and payable or are due but not delinquent or are being contested in good faith by appropriate proceedings, (ii) Liens imposed under applicable Law, including statutory Liens in favor of carriers, warehousemen, mechanics, workmen, repairmen and materialmen to secure claims for labor, materials or supplies, and (iii) with respect to any Assigned Contract, any Liens arising under the terms of such Contract, provided such Liens are not resulting from a breach, default or violation by the Seller Group of any Contract or Law occurring prior to the Signing Date.

1.1.65.              "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity.

1.1.66.              “Potential Project” means each of the potential projects listed on the Potential Projects List.

1.1.67.              “Potential Projects List” means a list of potential projects of the Business that shall be provided to Buyer by Seller on the Signing Date.

1.1.68.              "Potential Transferred Employees" shall mean all of those employees of Seller who are directly involved in the Business and spend the majority time of their working time in the Business, a list of whom shall be provided to Buyer upon the Signing Date and who, upon the terms and subject to the conditions of this Agreement, shall be approached by Buyer to become Transferred Employees.

1.1.69.              "Product(s)" means the products that are developed, manufactured or marketed by the Seller Group as part of the Business, as listed in Schedule 1.1.69, to be prepared and attached to this Agreement by Seller on or around the Disclosure Schedule Delivery Date;

1.1.70.              “Promissory Notes” means the Buyer Promissory Note and the Seller Promissory Note.

1.1.71.              “Purchase Price” shall mean the amounts payable by Buyer under Section 3.

1.1.72.              "Release" means a waiver and release to be executed by each Transferred Employee in favor of each of Buyer and Seller in a form to be agreed by the Parties prior to Closing.

1.1.73.              "Seller Contracts" means any Contract (a) under which the Seller Group has or may acquire any rights or benefits; or (b) by which the Seller Group is or may become bound, in each case, directly related to the Business.

1.1.74.              “Seller Disclosure Schedule” or the "Disclosure Schedule" shall have the meaning set out in Section 5.

1.1.75.              “Seller Promissory Note” means an unconditional promissory note for the amount of US$ 2,500,000 (Two Million Five Hundred Thousand United States Dollars) issued by Seller in favor of Buyer and payable on Buyer’s first demand, in the form attached hereto as Exhibit D.

1.1.76.              "Seller Group" means the Seller, together with the Seller Subsidiaries.

1.1.77.              “Seller Subsidiaries” means: (i) OTI Panama S.A.; (ii) OTI Tanzania Ltd.; (iii) Digoti Ltd., a company registered in Israel, and (iv) Otignia LLP, a limited liability partnership registered in Israel.

1.1.78.              "Services" means Services provided by the Seller Group with respect to the Products, including integration and systems support.

1.1.79.              “Signing Date” as defined in the preamble to this Agreement.

1.1.80.              “Supply Agreement” means the Supply and Services Agreement in a form to be agreed by the Parties prior to Closing.

1.1.81.              "Tangible Property" shall have the meaning set out in Section 2.1.2.

1.1.82.               “Taxes” means any state, local, foreign and other taxes, assessments, or other governmental charges, including, without limitation, income, estimated income, business, occupation, franchise, property, sales, use, employment or withholding taxes, including interest, penalties and additions in connection therewith.

1.1.83.              "Transaction Documents" means the documents, instruments and certificates contemplated by this Agreement or to be executed in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

1.1.84.              “Transferred Employees” means those Potential Transferred Employees who will execute a Release, accept Buyer's offer of employment to be employed by Buyer as of the Closing Date.

1.1.85.              “Transferred Intellectual Property” means that Intellectual Property of the Seller that shall be listed in Item 5.9 of the Seller Disclosure Schedule.

1.2.      Interpretation.  The schedules and exhibits attached hereto are an integral part of this Agreement.  All schedules and exhibits attached to this Agreement are incorporated herein by this reference and all references herein or therein to this “Agreement” shall mean this Agreement together with all such schedules and exhibits.  Except as may be otherwise specifically indicated,  when a reference is made in this Agreement to Sections, Schedules, or Exhibits, such reference shall be to a Section, schedule or exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

2.	PURCHASE AND SALE OF ASSETS.

2.1.      Purchase and Sale of Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign and deliver to Buyer, and the Buyer shall purchase and accept from the Seller, all right, title and interest in and to all of the Acquired Assets, free and clear of all Liens except for Permitted Liens.

As used in this Agreement, the term “Acquired Assets” means all of the following business, assets, properties, contractual and other rights, and goodwill, wherever situated and of every kind and nature, real or personal, whether tangible and intangible, owned, used or held for use by Seller in relation to the Business, whether or not reflected on the Books and Records of the Seller Group, as at the Closing Date, but excluding, however, the Excluded Assets:

2.1.1.                The Transferred Intellectual Property;

2.1.2.                All tools and equipment, machinery, and other tangible property owned by Seller Group to the extent directly related to the Business, as shall be listed in Schedule 2.1.2 to be to be prepared and attached to this Agreement by Seller on or around the Disclosure Schedule Delivery Date, in being agreed that such Schedule 2.1.2 shall exclude those tangible assets directly of the Business that the Parties mutually agree to exclude, as may be updated to reflect any changes between the date hereof and the Closing Date (together, the "Tangible Property"), including related documentation, instructions and manuals;

2.1.3.                All Inventories owned by the Seller Group to the extent related to the Business, as may be updated to reflect any changes between the date hereof and the Closing Date;

2.1.4.                All Documents to the extent related to the Business, including Documents relating to (i) the Products, the Services, or the Transferred Intellectual Property, and (ii) (subject to applicable Laws), personnel files for Transferred Employees (together, “Business Data and Records”) provided that Seller may retain copies of the foregoing Business Data and Records (a) if and to the extent required by Law or (b) if and to the extent related to Excluded Assets or Excluded Liabilities, or (c) as may be related to Liabilities that Seller may incur in connection with the Acquired Assets or the Assumed Liabilities provided such Business Data and Records referenced in this subsection (c) will be used solely for the purpose of allowing Seller to defend against such Liabilities and will be kept in escrow by Seller's General Counsel in accordance with a letter of confirmation to be provided by such General Counsel in form and substance reasonably satisfactory to Buyer's counsel, until the latest Survival Date or until such Business Data and Records are required in connection with such defense. ;

2.1.5.                All rights, other than Accounts Receivable of Seller, whether fixed, contingent or otherwise of Seller, under all past and present Seller Contracts, including under those Seller Contracts with lessors of Tangible Property, service providers, agents, promoters and distributors relating to Products and Services, proposals and tender bids and further including, without limitation, those to be listed in Part 5.8.1 of the Seller Disclosure Schedule, all to the extent related to the conduct of the Business from and after the Signing Date (together, the “Assigned Contracts”);

2.1.6.                All Approvals issued to and used by Seller and all pending applications therefor or renewals thereof, to the extent related to the Business, in each case to the extent transferable to the Buyer, including those to be listed in Part 5.3 of the Disclosure Schedule;

2.1.7.                All Accounts Receivable of Seller, to the extent related to the conduct of the Business from and after the Signing Date;

2.1.8.                All Claims of Seller Group, to the extent related to the conduct of the Business in respect of the period from and after the Signing Date, whether known or unknown (the "Assigned Claims");

2.1.9.                All of the shares of each of the Seller Subsidiaries held by the Seller;

2.1.10.              All goodwill related to the Business, including without limitation, the goodwill related to the Transferred Intellectual Property;

2.1.11.              All deposits made by any third party (including without limitation the Seller Group's customers and suppliers) to the Seller Group and that are held by the Seller Group, in support of such third party's undertakings to Seller pursuant to Assigned Contracts;

2.1.12.              All other assets directly related to the Business and reflected in the Closing Balance Sheet (subject to updates resulting from the ordinary course of the Business following the date of the Closing Balance Sheet and until the Closing Date).

2.2.      Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Business, unless the Buyer expressly assumes such Assumed Liability pursuant to Section 2.4 hereof.

2.3.      Excluded Assets.  Notwithstanding any provision of Section 2.1 above, the following assets of the Seller shall be excluded from the Acquired Assets, and all rights in, such assets shall remain exclusively with the Seller (collectively, the “Excluded Assets”):

2.3.1.                All of the business, assets, properties, goodwill and rights of Seller of every kind and nature, tangible and intangible, including for the sake of clarity under Seller Contracts or Approvals that are not related to the Business;

2.3.2.                All Accounts Receivable of Seller or the Seller Group to the extent related to the conduct of the Business prior to the Signing Date;

2.3.3.                All cash, cash balances, deposits, short term investments and cash equivalents of Seller as of the Signing Date;

2.3.4.                All Tax returns filed and associated Tax records and rights to refunds or claims to overpayments attributed to Tax payments made, in each case, to the extent relating to the conduct of the Business in respect of the period prior to the Signing Date;

2.3.5.                The benefits of all third party property and casualty insurance policies, whether or not related to the Business;

2.3.6.                All rights and interests of Seller in, to and in respect of the Excluded Liabilities;

2.3.7.                All rights and interests of Seller in, to and in respect of any legal entity owned by Seller other than the Seller Subsidiaries;

2.3.8.                All ownership, leasehold or other interest of Seller in any real property, or in any improvements, fixtures and other appurtenances thereto;

2.3.9.                All rights, title and interest of Seller in, to and under this Agreement and any of the Transaction Documents.

2.4.      Assumption of Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, as of the Signing Date (but subject to the consummation of the Closing), Buyer shall assume, and from and after the Closing, Buyer shall pay, discharge when due, and perform, all of the following Liabilities of Seller Group, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”):

2.4.1.                All trade accounts payable and accrued expenses incurred by Seller Group, including all trade accounts payable representing amounts payable to suppliers of the Business, to the extent directly related to the conduct of the Business from and after the Signing Date;

2.4.2.                All Liabilities with respect to the Transferred Employees, including, without limitation, (i) all past obligations of the Seller toward the Transferred Employees; (ii) all ongoing obligations toward the Transferred Employees following their transfer to the Buyer; and (iii) all Claims of the Transferred Employees arising from their employment with the Seller, as of the Signing Date;

2.4.3.                All Liabilities, other than trade accounts payable and accrued expenses of the Seller Group, whether fixed, contingent or otherwise of Seller Group, under all Assigned Contracts, accruing from and after the Signing Date;

2.4.4.                All Liabilities attributable to the Acquired Assets with the exception of the Excluded Liabilities; and

2.4.5.                All other Liabilities related to the conduct of the Business and reflected in the Closing Balance Sheet (subject to updates resulting from the ordinary course of the Business following the date of the Closing Balance Sheet and until the Closing Date).

2.5.      Excluded Liabilities.  Notwithstanding any provision of this Agreement to the contrary, Buyer shall not be deemed to assume, nor shall it assume or be obligated to pay, discharge or perform, the following Liabilities (collectively, the “Excluded Liabilities”), all of which shall remain the sole responsibility of Seller, and shall be retained, paid, performed and discharged by Seller:

2.5.1.                All trade accounts payable and accrued expenses incurred by Seller Group, including all trade accounts payable representing amounts payable to suppliers of the Business, to the extent directly related to the conduct of the Business up to the Signing Date;

2.5.2.                All Liabilities of Seller arising under any Seller Contract other than the Assigned Contracts;

2.5.3.                All Liabilities of Seller for Claims made in respect of a breach of, or a default by, the Seller Group accruing under (i) Assigned Contracts or (ii) Permits to the extent related to the Business, in each case with respect to the period prior to the Signing Date;

2.5.4.                All Liabilities arising out of, under or in connection with any Indebtedness of the Seller Group;

2.5.5.                All Liabilities of Seller in respect of the Excluded Assets;

2.5.6.                All Liabilities of Seller resulting from any act or omission of Seller occurring from and after the Signing Date;

2.5.7.                All Liabilities for (a) Taxes of the Seller Group, or its shareholders or their beneficial shareholders; (b) Taxes that relates to the conduct of the Business for taxable periods (or portions thereof) ending on or before the Signing Date; and (c) payments under any Tax allocation, sharing or similar agreement (whether oral or written);

2.5.8.                All Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of: (a) the operation of the Business to the extent such Action relates to such operation on or prior to the Signing Date, or (b) any Excluded Asset;

2.5.9.                Any third-party-beneficiary claim or any other type of claim of direct or indirect holders of interests in the Business or the Acquired Assets to any portion of the Purchase Price;

2.5.10.              All Liabilities with respect to the Potential Transferred Employees, including, without limitation, all obligations of the Seller toward the Potential Transferred Employees and all Claims of the Potential Transferred Employees arising from their employment with the Seller until the Signing Date;

2.5.11.              All Liabilities relating to amounts required to be paid by the Seller to its shareholders or beneficial shareholders;

2.5.12.              Product warranties detailed in Assigned Contracts as at the Signing Date that were provided by Seller in respect of products manufactured by Seller and supplied under such Assigned Contracts;

2.5.13.              All of the Seller's Liabilities under this Agreement including with respect to costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, as well as any Liabilities incurred by Seller in facilitating the transfer of the Acquired Assets at the Closing, unless specifically defined otherwise within this Agreement (it being agreed that nothing in this provision shall impose on the Seller any Liabilities not otherwise imposed by this Agreement).

2.6.      Conveyances.  The sale, conveyance, transfer, assignment and delivery to the Buyer of the Acquired Assets on the Closing, as herein provided, shall be effected by the Assignment and Bill of Sale and by such other bills of sale, endorsements, assignments and other instruments of transfer and conveyance as may be necessary to vest in the Buyer, as relevant, the respective rights, title and interests in and to the Acquired Assets, free and clear of all Liens except for Permitted Liens.

2.7.      Assumption of Contracts.  The Buyer shall at the Closing execute General Assignment, Assumption and Bill of Sale and will, at any time or from time to time after the Closing, upon reasonable request by the Seller, perform or cause to be performed such acts, and execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such other documents, as may be reasonably required or requested for the assumption by the Buyer of the Assigned Contracts or for the discharge or the performance by the Buyer of any of the other Assumed Liabilities.

2.8.      Further Conveyances and Assumptions; Consent of Third Parties.  From time to time following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases, and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the other Party and its respective successors or assigns, the performance in full of the intents and purposes of Sections 2.6 and 2.7 and to otherwise make effective the Acquisition.

2.9.      Non-Assignable Contracts.

2.9.1.                Nothing in this Agreement nor the consummation of the Acquisition shall be construed as an attempt or agreement to assign any Assigned Contract or Approval, which by its terms or by Law is non-assignable without the consent of a third party including any Governmental Authority, or is cancellable by a third party or any Governmental Authority in the event of an assignment, or that the assignment thereof may otherwise affect the rights of the Buyer thereunder (“Non-assignable Assets”), unless and until such consent shall have been obtained.

2.9.2.                The Seller shall use reasonable commercial efforts to obtain the consent of any relevant third party or Governmental Authority to the assignment of any Seller Contracts or any other asset included in the Acquired Assets, to the extent such consent is needed.  To the extent permitted by applicable Law, in the event that consents to the assignment thereof cannot or may not be obtained, such Non-assignable Assets shall be held, as of and from the Closing Date, by the Seller (or, in the event of a Non-assignable Asset from another member of the Seller Group, by such member of the Seller Group) in trust for the Buyer, and the covenants and obligations thereunder shall be performed by the Buyer in the Seller’s name and all benefits and obligations existing thereunder shall be for the Buyer’s account. The Seller shall take or cause to be taken, at the Buyer’s expense, such actions in its name or otherwise as the Buyer may reasonably request so as to provide the Buyer with the benefits of the Non-assignable Assets and to effect collection of money or other consideration that becomes due and payable under the Non-assignable Assets, and the Seller shall deposit all money or other consideration received by it in respect of all Non-assignable Assets in a special separate escrow account and shall promptly pay over such monies to the Buyer. As of and from the Closing Date, the Seller shall authorize the Buyer, either by delivering to the Buyer at the Closing Date, an irrevocable power of attorney, to the extent permitted by Law and the terms of the Non-assignable Assets, by entering into subcontracting, sublicensing or subleasing arrangements, or in any other manner as shall be reasonably requested by Buyer, at the Buyer’s expense, to perform all the obligations and receive all the benefits of Seller under the Non-assignable Assets and appoints Buyer, solely for this purpose, as its attorney-in-fact to act in its name on its behalf.  Notwithstanding anything to the contrary stated herein, Seller’s undertakings under this Section 2.9.2 as it relates to the Lion Project, shall be subject to Buyer procuring a guarantee from the third party guarantor and in a form acceptable to Seller, which guarantor undertakes to guarantee all of the obligations of Buyer under the Lion Project and to indemnify Seller in respect of all Liabilities arising under the Lion Project beyond the amount of any performance bond issued by Seller under the Lion Project.

3.	PURCHASE PRICE

3.1.      Purchase Price. In consideration of the Acquisition the Buyer shall pay to the Seller the Purchase Price, as follows:

3.1.1.                In the event Buyer raises Net Proceeds of at least US$20,000,000 (Twenty Million United States Dollars) through a secondary public offering of any Buyer securities prior to the Closing (a “Secondary Offering”), at the Closing, Buyer shall pay to the Seller in immediately available funds, the amount of US$17,500,000 (Seventeen Million Five Hundred Thousand United States Dollars) (the “Base Purchase Price”); or

3.1.2.                In the event Buyer closes prior to the Closing Date a Secondary Offering with Net Proceeds of less than US$20,000,000 (Twenty Million United States Dollars) through a Secondary Offering, at the Closing: (A) Buyer shall pay to the Seller in immediately available funds: (i) US$10,000,000 (Ten Million United States Dollars); plus (ii) the amount of Net Proceeds arising from such Secondary Offering less US$12,000,000 (Twelve Million United States Dollars); and (B) the balance of the Base Purchase Price shall be paid in accordance with and subject to the Earn-Out Mechanism detailed in Section 3.2 below.

3.1.3.                In the event Buyer fails to close a Secondary Offering prior to the Closing Date: (A) at the Closing: (i) Buyer shall pay to the Seller in immediately available funds US$5,000,000 (Five Million United States Dollars); and (ii) Buyer shall deliver to Seller the Bank Guarantee; and (B) the balance of the Base Purchase Price shall be paid in accordance with and subject to the Earn-Out Mechanism detailed in Section 3.2 below, provided however that:

(X)      In the event Buyer closes a Secondary Offering following the Closing, then within 15 days of the closing of such Secondary Offering buyer shall pay to Seller in immediately available funds:

(i)        if such Secondary Offering results in Net Proceeds to Buyer of at least US$20,000,000 (Twenty Million United States Dollars), the balance of the Base Purchase Price outstanding at such time;

(ii)       if such Secondary Offering results in Net Proceeds to Buyer of less than US$20,000,000 (Twenty Million United States Dollars) but more than US$7,000,000 (Seven Million United States Dollars), (a) the amount of US$5,000,000 (Five Million United States Dollars), provided the Seller has not by such time drawn on the Bank Guarantee; plus (b) the amount of Net Proceeds arising from such Secondary Offering less US$12,000,000 (Twelve Million United States Dollars), provided that the aggregate amounts paid under this Section 3.1.3(X) shall in no event exceed the Base Purchase Price; or

(iii)      if such Secondary Offering results in Net Proceeds to Buyer of up to US$7,000,000 (Seven Million United States Dollars), then paragraph (Z) below alone shall apply.

(Y)      Payment by the Buyer of the amounts referenced in Section 3.1.3(X) above, shall be made against the return of the Bank Guarantee to the Buyer, to the extent it has not previously been drawn upon.

(Z)      The balance of the Base Purchase Price that remains outstanding following payment of any amount pursuant to paragraph (X) above shall be paid in accordance with the Earn-Out Mechanism.

3.1.4.                In the event that Buyer is awarded the Buffalo Project, then upon the later of: (a) the Closing Date; or (b) 15 days following Buyer’s receipt of the full amount of the advance payment payable under the Buffalo Project, Buyer shall pay to Seller in full and in immediately available funds all amounts of the Purchase Price outstanding at such date.  Buyer shall notify Seller as soon as practicable following its award of the Buffalo Project, to the extent so awarded.

3.1.5.                In the event that Buyer sells all or substantially all of the assets or contractual rights of the Business or the Division (defined below) to a third party other than an Affiliate of Buyer, then within 15 days of the consummation of such transaction Buyer shall pay to the Seller in full and in immediately available funds all amounts of the Purchase Price outstanding at such date.

3.1.6.                To the extent that Buyer closes a Secondary Offering as contemplated above and then subsequently closes a further Secondary Offering, then within 15 days of the closing of such subsequent Secondary Offering, Buyer shall pay to Seller in immediately available funds the lower of: (i) the balance of the Purchase Price outstanding at such time; and (ii) 40% of the Net Proceeds to Buyer of such subsequent Secondary Offering.

3.1.7.                If at any time during the period commencing as of the Signing Date and ending on the third anniversary of the Closing Date, the Buyer and/or any of its Affiliates are awarded or otherwise receive orders under any Potential Projects other than the Buffalo Project (“Bookings”), then: (i) Buyer shall provide written confirmation to Seller of its engagement in respect of the relevant Potential Project, as soon as practicable following such engagement; (ii) the gross amount of all potential revenues under all Bookings during each of the three 12-month periods following the Closing Date (a “Year”) shall be divided into units of US$20,000,000 each (“Award Unit”); (iii) with respect to each full Award Unit in each Year, Buyer shall pay to Seller as additional consideration for the Acquisition the amount of US$1,666,667 (the “Additional Consideration”), which shall be payable in accordance with the Earn-Out Mechanism detailed in Section 3.2 below, provided that the aggregate amount of all Additional Consideration shall be no more than US$5,000,000.

3.2.      Any amount of the Purchase Price payable by way of the Earn-Out Mechanism, shall be paid as follows: within 90 days of the end of each calendar quarter following the Closing Date, Buyer shall pay to Seller an amount equal to 7% of the gross revenues derived from that business division of the Buyer and any of its Affiliates into which the Business shall be incorporated (excluding those revenues derived from the Buffalo Project, provided Buyer has paid the full amount owing under Section 3.1.4 above), currently known as the Buyer’s ∑ID division (the “Division”) and recognized by Buyer during such calendar quarter.  Such payment shall be accompanied by a certificate issued by the Buyer’s CEO or CFO, detailing the gross revenues derived by the Division and recognized by Buyer during the relevant calendar quarter.  Within 10 days of the publication of the Buyer’s annual audited financial statements (the “Buyer’s Annual Reports”), the Buyer shall deliver to the Seller a certificate issued by the Buyer’s auditors confirming the amount payable to Seller pursuant to this Earn-Out Mechanism during the year to which the Buyer’s Annual Reports relate (the “Buyer’s Auditor Certificate”).  The amount payable hereunder in respect of the last calendar quarter of each year shall be paid within 10 days of the publication of the Buyer’s Annual Reports and shall be adjusted to reflect any difference between the amounts actually paid to Seller during the previous calendar quarters and the amount that should have been paid pursuant to the Buyer’s Auditor Certificate.  Payments under this Earn-Out Mechanism shall be made over a seven year period commencing as of the Closing Date, provided that such period shall be extended by an additional year for each Award Unit recognized under Section 3.1.7 above (the “Earn-Out Period”). Notwithstanding anything to the contrary herein, provided that Buyer is in full compliance with its obligations under this Agreement, any amount of the Purchase Price payable pursuant to this Earn-Out Mechanism that has not become payable by Buyer to Seller out of the gross revenues derived by the Division up to the end of the Earn-Out Period, shall cease to be owing by Buyer, and Seller shall be deemed to have waived its entitlement to any such amount, as of such date.

3.3.      With respect to any amount payable under the Earn-Out Mechanism that Buyer fails to pay to Seller in accordance with Section 3.2 for two consecutive calendar quarters, such amount shall be deemed to be doubled and shall continue to double at the end of each additional six (6) month period therafter that such amount remains unpaid until the aggregate amount owing hereunder is paid in full by the Buyer.  Notwithstanding anything to the contrary in the immediately preceding sentence, in no event will the amount payable hereunder exceed the Aggregate Earn-Out Amount.

3.4.      Purchase Price Allocation. The Parties agree that the allocation of the Purchase Price of the Acquired Assets shall be detailed in an Exhibit to this agreement to be attached at the Closing.

3.5.      Value Added Taxes. The Purchase Price does not include any value added taxes applicable to the Acquisition. Value added taxes applicable in Israel in accordance with the requirements of the Israeli Value Added Tax Law, 5735-1975 (respectively, “VAT” and the "VAT Law") shall be added by Buyer to the Purchase Price. At the Closing Buyer shall pay to the Seller the VAT applicable to the amount that is equal to the higher of (i) cash amounts actually paid at the Closing on account of the Purchase Price pursuant to Section 3.1 above; or (ii) US$10,000,000 (Ten Million US Dollars) against issuance by the Company of a duly issued invoice therefor. The Seller and the Buyer agree  to cooperate in the submission of a joint request to the Israeli Value Added Tax authorities under Section 20 of the VAT Law  (the “VAT Approval”).  In the event that VAT Approval is not received within 45 days of the Signing Date then the Parties shall negotiate and agree in good faith the manner in which the VAT will be paid with respect to that amount of the Purchase Price payable at the Closing. All VAT applicable to additional payments made on account of the Purchase Price following the Closing Date, shall be added to such payments and paid by Buyer to Seller against receipt of a duly issued invoice therefor.

The Seller and the Buyer  shall cooperate in minimizing all Value Added Taxes relating to the Acquisition, in accordance with all applicable Law.

3.6.      Withholding Taxes.  Buyer shall deduct and withhold from the Purchase Price any Taxes required to be withheld at source under Israeli Law or any other applicable Law , and shall provide Seller a certificate evidencing such withholder, unless Seller shall provide Buyer an appropriate certificate of exemption with regard to withholding at source of taxes that Buyer would otherwise be required to withhold under Israeli Law or any other applicable Law.

4.	CLOSING

4.1.      Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 11:00 a.m. (Israel Time) on the third (3rd) Business Day following the satisfaction (or waiver, where permitted) of all Conditions Precedent, but no later than sixty (60) days following the Disclosure Schedule Delivery Date, unless another time or date is agreed to in writing by the parties (the “Closing Date”). The Closing shall be held at Seller’s offices in Rosh Pina, unless another place is agreed to in writing by the parties.

4.2.      Transactions at Closing. At the Closing, all of the actions set forth in this Section 4.2 below shall occur and shall be deemed to occur simultaneously, such that no action shall be deemed to have been completed or any document delivered until all such actions have been completed and all such documents have been delivered:

4.2.1.                In addition to any other documents expressly required to be delivered under other provisions of this Agreement, Seller shall deliver or cause to be delivered to Buyer the following deliverables, each of which may be waived by Buyer at Buyer's discretion:

(a)               a Closing Certificate, executed by the Chief Executive Officer and Chief Financial Officer of Seller, certifying that: (i) the execution, delivery and performance of this Agreement, the Transaction Documents to which Seller is a party, and the transactions contemplated hereby and thereby, and the acts of the officers of Seller in carrying out the terms and provisions hereof and thereof, have been authorized and approved by all corporate action required to be taken on the part of Seller; (ii) except as otherwise expressly set forth in such Closing Certificate, (which exceptions may not reflect  a Major Issue), each of the representations and warranties of Seller in this Agreement, are true and correct in all material respects as of the Closing Date, and (iii) certifying that the Conditions Precedent set forth in Sections 8.1 and 8.3, have been satisfied or otherwise waived by Seller; and

(b)               all Approvals and other consents by any Person, the lack of which would constitute a Major Issue.

(c)               a duly issued invoice portion of the Purchase Price payable at the Closing pursuant to Section 3 above.

(d)               the Closing Balance Sheet;

(e)               deeds, bills of sales, endorsements, assignments, registrations and other instruments of transfer and conveyance, certificates of title, documents  and other instruments of transfer and conveyance, duly executed by the Seller Group, including assignments of all Transferred Intellectual Property and separate assignments of all registered marks, internet domain names, patents and copyrights, duly executed by Seller Group;

(f)                the Buyer’s Promissory Note; and

(g)               such other documents, instruments and certificates as may be required, in the reasonable opinion of Seller's Representative, to effect and consummate the Acquisition, which documents, instruments and certificates shall be attached to this Agreement.

4.2.2.                Buyer shall deliver or cause to be delivered to Seller:

(a)               a Closing Certificate, executed by the Chief Executive Officer and Chief Financial Officer of Buyer, certifying that: (i) the execution, delivery and performance of this Agreement, the Transaction Documents to which Buyer is a party, and the transactions contemplated hereby and thereby, and the acts of the officers of Buyer in carrying out the terms and provisions hereof and thereof, have been authorized and approved by all corporate action required to be taken on the part of Buyer; (ii) except as otherwise expressly set forth in such Closing Certificate, each of the representations and warranties of the Buyer in this Agreement, as amended or updated, are true and correct in all material respects as at the Closing Date, and (iii) certifying that the Conditions Precedent set forth in Sections 8.1 and 8.2, have been satisfied in all material respects or otherwise waived by Buyer; and

(b)               to the extent necessary, the Supporting Bank Guarantee in an amount determined in accordance with Section 7.11.2 below;

(c)               deeds, bills of sales, endorsements, assignments, registrations and other instruments of transfer and conveyance, certificates of title, documents  and other instruments of transfer and conveyance, duly executed by the Seller Group, including assignments of all Transferred Intellectual Property and separate assignments of all registered marks, internet domain names, patents and copyrights, duly executed by Buyer;

(d)               the Seller’s Promissory Note;

(e)               the Bank Guarantee, to the extent required pursuant to Section 3.1 above; and

(f)                such other documents, instruments and certificates as may be required, in the reasonable opinion of Seller's Representative, to effect and consummate the Acquisition, which documents, instruments and certificates shall be attached to this Agreement.

4.2.3.                The Parties shall duly execute, deliver and exchange, to the extent agreed by the Parties prior to the Closing, each of  the General Assignment, Assumption and Bill of Sale, the OTI IP License Agreement, the Magna License Agreement and the Supply Agreement.  In addition the Parties shall duly execute, deliver and exchange the Escrow Agreement, to the extent an Escrow Amount is required to be deposited with the Escrow Agent at the Closing under this Agreement and provided that the form of the Escrow Agreement is agreed by the Parties prior to the Closing.

4.2.4.                Buyer shall pay to Seller, in immediately available funds transferred by wire transfer to Seller’s bank account designated by Seller to Buyer, in writing, at least five (5) Business Days prior to the Closing Date, the cash amounts payable at Closing in accordance with Section 3 above, as adjusted for the Adjustment Amount, in accordance with Section 7.2.1 less: (i) the amount of the Advance Balances; and (ii) the Escrow Amount, to the extent the Escrow Amount is required to be deposited under this Agreement and the Escrow Agreement is executed at the Closing, in which case the Escrow Amount shall be so deposited by the Buyer with the Escrow Agent at the Closing.

4.3.      Termination of Prior Agreement. Subject to and effective immediately upon the Closing, all service and supply agreements between Seller and Buyer shall terminate in its entirety and be of no further force or effect, including, without limitation the Service and Supply Agreement between the Parties dated as of December 31, 2006.

5.	REPRESENTATIONS AND WARRANTIES OF THE SELLER.

Except as disclosed by Seller in the disclosure schedule that Seller shall provide to Buyer by the Disclosure Schedule Delivery Date pursuant to Section 7.1.1 below(the “Seller Disclosure Schedule”), Seller hereby represents and warrants to Buyer that the statements contained in this Section 5 are true, complete and accurate as of the date of this Agreement and, in all material respects, as of the Closing Date, subject to the contents of the Seller’s Closing Certificate.

5.1.      Organization and Qualification of Seller and the Seller Subsidiaries.  Seller is a corporation duly organized and validly existing under the Laws of the State of Israel. Each of the Seller Subsidiaries is a corporation duly organized and validly existing under the Laws of its place of incorporation as further detailed in Part 5.1 of the Disclosure Schedule.  Seller and each of the Seller Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and as contemplated to be conducted. The Seller Group has at all times carried on the Business in accordance with its Organizational Documents and in in all material respects under all applicable Laws. Seller Group is not in a material violation or default with respect to any Law or Permit which could have a Material Adverse Effect upon the Acquisition, the Business, the Acquired Assets or the Assumed Liabilities.

The Seller Group is duly qualified to conduct the Business and is in good standing in each jurisdiction in which it currently conducts the Business.

5.2.      Authorization; Binding Obligation.

5.2.1.                Subject to the fulfillment of all of the Conditions Precedent contained in Section 8.1, the Seller Group has all necessary power and authority to execute and deliver this Agreement, and each Transaction Document required to be executed and delivered by it pursuant to this Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and each Transaction Document required to be executed and delivered by it pursuant to this Agreement, the performance of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all required corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or any such Transaction Document or on the part of Seller Group to consummate the transactions contemplated herein and therein.  This Agreement has been, and each of the Transaction Documents required to be executed and delivered by it pursuant to this Agreement, when executed and delivered by Seller, will be, duly and validly executed and delivered by Seller, and this Agreement constitutes, and each such Transaction Document, when executed and delivered, will constitute, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with their terms.  There is no outstanding Order binding on the Seller Group, and Seller Group is not a party to or bound by any agreement, restricting the transfer or sale of any of the Acquired Assets or the free and unhindered use of the Acquired Assets by the Buyer after the Closing.

5.3.      Consents and Approvals for Transaction.  The execution and delivery by Seller of this Agreement, and each Transaction Document required to be executed and delivered by it pursuant to this Agreement, do not, and the performance of the foregoing shall not, require Seller to obtain any Approval of any Person or Governmental Authority, or make any filing with or notification to, any Governmental Authority, except as set forth in Part 5.3 of the Seller Disclosure Schedule.

5.4.      No Violation.  Except as set forth in Part 5.4 of the Seller Disclosure Schedule, the execution and delivery by Seller of this Agreement, and each Transaction Document required to be executed and delivered by it pursuant to this Agreement, do not, and the performance and consummation of this Agreement, and each Transaction Document required to be executed and delivered by the Seller Group  pursuant to this Agreement, will not: (a) conflict with or violate the Organizational Documents of the Seller Group, (b) to Seller's knowledge, conflict with or violate any Law applicable to Seller Group or by which its properties are bound or affected, (c) to Seller's knowledge, result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, any Contract of the Seller Group or by which Seller Group  is bound; which conflict, violation, breach or default is likely to affect the transactions contemplated hereby or Seller's ability to fulfill its obligations under this Agreement or any Transaction Document required to be executed and delivered by Seller pursuant to this Agreement; (d) result in any violation of, or conflict with, or constitute a default under any term of, or result in the creation or enforcement of any Lien upon any of the Acquired Assets (except for Permitted Liens); or (e) result in a Material Adverse Effect.

5.5.      Business Approvals. Except as set forth in Part 5.5 of the Seller Disclosure Schedule: (i) the Seller Group, has all Approvals that are materially required for the conduct the Business, (ii) each such Approval is valid and in full force and effect, and (iii)  Seller Group has materially complied with all such Approvals, and (iv) to Seller's knowledge, there is no event that has occurred or circumstances that exist, that may constitute or result in a violation of, or in the revocation, withdrawal or suspension or modification of, any of such Approvals. There is no Action pending or to Seller's knowledge, threatened that could result in the termination, revocation, limitation, suspension, restriction or impairment of any Approval that is required for the conduct the Business, or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any such Approval.

5.6.     Absence of Certain Events.  Except as set forth in Part 5.6 of the Seller Disclosure Schedule, since December 31, 2012, Seller Group has conducted the Business in the ordinary and usual course and has used commercially reasonable efforts to preserve intact its business organization and properties, to keep available the services of the present officers, employees, consultants and independent contractors of Seller Group, and to preserve the present relationships of Seller Group with suppliers, customers, and other Persons with which Seller Group has business relations. Without derogating from the generality of the preceding sentence, except as set forth in Part 5.6 of the Seller Disclosure Schedule, since December 31, 2012:

5.6.1.                Seller has not authorized or consummated any merger, consolidation, sale or other disposition of all or substantially all of the Acquired Assets,

5.6.2.                there has not been any other event or circumstance which has had or could reasonably be expected to have, a Material Adverse Effect on the Business, the Acquired Assets or the Assumed Liabilities;

5.6.3.                there has not been any damage to or destruction or loss of any asset or property comprising part of the Business, of an aggregate amount of more than US$500,000 (Five Hundred Thousand Dollars), whether or not covered by insurance, materially and adversely affecting the Business, the Acquired Assets or the Assumed Liabilities.

5.6.4.                there has not been any agreements or undertaking by the Seller Group to do any of the foregoing.

5.7.      Title to Acquired Assets.

5.7.1.                Except for a minority shareholding by a third party in Otignia LLP and a minority shareholding by an Affiliate of Seller in OTI Tanzania Ltd., the Seller Group is the sole and exclusive legal and equitable or beneficial owner of, and has good, free and clear, and marketable title to or is the rightful licensee with right of assignment transfer or sublicense of, all of the Acquired Assets, free and clear of all Liens, except for Permitted Liens, subject to the Approval of counterparties to the Assigned Contracts whose consent is required for the assignment by the Seller to the Buyer of such Assigned Contracts.  Seller has the necessary and sufficient  authority and capacity to sell, transfer, assign, convey and deliver the Acquired Assets that will be transferred to the Buyer by it free and clear of all Liens (except for Permitted Liens), subject to the aforesaid consents of counterparties to Assigned Contracts.

5.7.2.                The Acquired Assets, together with the Licensed Intellectual Property:  (a) constitute all assets used in or held for use in the Business and are sufficient for the conduct of the Business as presently conducted; and (b) include all of the operating assets relating solely to the Business.

5.8.      Assigned Contracts.

5.8.1.                The Seller Disclosure Schedule lists all of the Assigned Contracts. Each Assigned Contract is a legal, valid and binding obligation of the parties thereto and in full force and effect. The Seller Group is in compliance therewith, in all material respects. To the Seller’s knowledge, none of the other parties thereto is in default thereunder, nor has any Assigned Contract been cancelled by the other party; and the Seller is not in receipt of any claim of default by the Seller under any Assigned Contracts.

5.8.2.                The Seller Group has, or will have up to the Disclosure Schedule Delivery Date, furnished to the Buyer true, correct, and complete copies (or where oral, written descriptions containing all material terms) of the Assigned Contracts and will list them on Part 5.8 of the Seller Disclosure Schedule.

5.8.3.                Except as set forth in Seller's Disclosure Schedule, no party to an Assigned Contract has made a claim to the effect that the Seller Group has failed to perform an obligation thereunder, nor has any such party notified the Seller Group of an intention to make such claim or materially modify or terminate or, if applicable, not renew any such Assigned Contracts.

5.8.4.                Except as set forth in Seller's Disclosure Schedule and except as may be set out within the terms of the Assigned Contracts, there are no material renegotiations of, attempts to materially renegotiate or outstanding rights to renegotiate any material amounts paid or payable to the Seller or the Seller Subsidiaries under current or completed Assigned Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

5.8.5.                Other than the Assigned Contracts, there are no material agreements, contracts or arrangements in effect relating to the Acquired Assets or the Business.

5.8.6.                Other than as set forth in Part 5.8.6 of the Seller Disclosure Schedule, the Seller Group has not received any advance payment on account of the consideration or compensation due and payable to the Seller Group pursuant to any Assigned Contracts. Part 5.8.6 of the Seller Disclosure Schedule lists, with respect to each item the description of the applicable Assigned Contract, the amount of advance payment received by the Seller Group in connection therewith, the terms for repayment to the relevant customer of such advance payment and the outstanding balance due and owing by the Seller Group on account of such advance payment (the "Advance Balances").

5.9.      Intellectual Property.

5.9.1.                The Transferred Intellectual Property is described in Part 5.9.1 of the Disclosure Schedule, including a full and accurate list of all registrations and applications for registration of Intellectual Property and renfewals thereof, the applicable jurisdiction, registration number (or application number) and date issued (or date filed). The Seller Group is the true, lawful, and sole and exclusive owner of the Transferred Intellectual Property and has valid and marketable title in and to all of the Transferred Intellectual Property, free and clear of any Liens. To Seller’s knowledge, the Transferred Intellectual Property does not infringe any enforceable patent or other Intellectual Property of any other Person. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement governing any of the Transferred Intellectual Property. There are no overdue registration, maintenance, renewal or any other fees in connection with each item of the Transferred Intellectual Property, and all material documents and certificates required to be filed under the Law where such Transferred Intellectual Property is registered, have been filed with the relevant authorities.

5.9.2.                All of the software underlying the Transferred Intellectual Property is owned or duly licensed by the Seller Group (and if licensed, then freely transferable to the Buyer without any liabilities or obligations to the licensor).

5.9.3.                Except as set forth in the Seller Disclosure Schedule: (a) the Seller Group has not licensed-in any Transferred Intellectual Property from any third party for use by the Seller Group in connection with the Acquired Assets or the Business (excluding off the shelf software which was not incorporated into the Products); (b) Seller Group has not used modified, distributed, or embedded into or otherwise combined with its products any open source software; and (c) the Seller has not deposited any Transferred Intellectual Property in escrow for the benefit of any third party.

5.9.4.                Except as set forth in the Seller Disclosure Schedule and except for licenses granted in the ordinary course to customers of the Business under Assigned Contracts, the Seller Group has not granted any license of any Transferred Intellectual Property to any third party.

5.9.5.                Except for payment of fees with respect to off-the-shelf licenses or off-the-shelf software, and except as set out in the terms of any Assigned Contract, the Seller Group owns, or has the right to use, all of the Transferred Intellectual Property required for the operation of the Acquired Assets and the Business as currently conducted, without payment of a royalty to any third party.

5.9.6.                There is no pending or, to Seller's knowledge, threatened Claim against the Seller Group or litigation contesting the validity, ownership or right to use, sell, license or dispose of any of the Transferred Intellectual Property.  None of the Seller Group has received any notice from any third party alleging their infringement, misappropriation or misuse of the Intellectual Property rights of any third party. Except as set out in the the Seller Disclosure Schedule, none of the Products have been developed upon the basis of any Intellectual Property of any third party, including on the basis of specifications of any customers, and none of the customers of the Business have any rights whatsoever to any Transferred Intellectual Property.

5.9.7.                No former or present employees, consultants, officers, directors of the Seller Group owns, directly or indirectly, or has any other right or interest in, in whole or in part, any of the Transferred Intellectual Property. Each developer, inventor or other contributor to the Transferred Intellectual Property and each current and former employee of, or consultant to the Seller, has signed a proprietary information and inventions assignment agreement protecting Seller's rights in the Transferred Intellectual Property. With the exception of Transferred Employees who may have previously been in the employ of Buyer, the Seller Group does not make or use nor has it made any use of, any invention or other creation of any of the Transferred Employees or any employee or consultant of the Seller Group, made by such person prior to such person's employment or engagement by the Seller Group.

5.9.8.                The consummation of the Acquisition will not result in the loss or impairment of the Buyer’s right to own or use any item of the Transferred Intellectual Property.

5.10.    Employees.

5.10.1.              The Seller Disclosure Schedule lists all of the Potential Transferred Employees and shows all benefits payable or which the Seller Group are bound to provide (whether now or in the future) thereto, including without limitation the names, the commencement  date of their employment, current compensation levels (including salaries, bonuses, incentives, commissions, and deferred compensation), share options, pensions (including those required by all applicable Laws), retirement benefits, company cars, profit sharing, any interests in any incentive compensation plan, accrued severance pay, contributions to pension scheme unused accrued vacation, and job titles of all the Potential Transferring Employees as they are as at the Signing Date.

5.10.2.              Except to the extent stated otherwise in the Seller Disclosure Schedule, all past and present employees, consultants, service providers, officers, and directors of the Seller that are or were engaged in the Business are parties to a written agreement, under which each such person or entity (i) is obligated to disclose and transfer to the Seller, all inventions, developments and discoveries which, during the period of employment with or performance of services for the Seller he or she makes or conceives of either solely or jointly with others, that directly relate to the Business, and (ii) is obligated to maintain the confidentiality of proprietary information of the Seller.

5.10.3.              The Seller has delivered not later than by the Disclosure Schedule Delivery Date to the Buyer true and complete copies of all existing written agreements with the Transferred Employees.

5.10.4.              To the Seller's knowledge, Seller has complied in all material respects with all contractual requirements and the requirements of any applicable Law relating to the Potential Transferred Employees and has made all deductions and payments to the Income Tax Authorities and the National Insurance Institute required to be made by Law or under their respective employment agreements, the Seller's policies and practices and applicable Laws, collective bargaining agreements, extension orders and other legislation, to the extent applicable, including without limitation with regard to salaries, social benefits, insurances, pensions, expenses, health schemes, bonuses, vacations, sick leave and hours of work.

5.10.5.              Except to the extent stated otherwise in the Seller Disclosure Schedule, Seller did not receive notice from any Potential Transferred Employee of his or her current intention to terminate their employment with Seller, nor does Seller have a present intention to terminate any of the foregoing.

5.10.6.              Seller is not a member of any Employers' Union and there is no current union organizing activity among any of the Potential Transferred Employees or any union representative petition pending or threatened. Seller is not a party to any pending or, to the Seller’s knowledge, threatened, labor dispute, including any strike, work stoppage, or work slowdown with any Potential Transferred Employee. There are no claims pending, or to the Seller’s knowledge, threatened to be brought, in any governmental forum by any Potential Transferred Employee for compensation, pending severance benefits, vacation time or pay, pension benefits, claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, or otherwise.

5.10.7.              All sums and deductions required to be made by the Seller, with respect to the Transferred Employees on account of employee health and welfare insurance, severance pay, managers’ insurance, study funds, vacation pay and similar payments, whether due under the terms of any agreement or by Law owing up to the Signing Date, will have been paid in full by the Closing Date.

5.10.8.              Except as set forth in Part 5.10.8 of the Disclosure Schedule, there are no agreements between the Seller and any of the Potential Transferred Employees which, subject to any termination procedure prescribed by Law, cannot be terminated by the Seller with up to 30-days’ notice.

5.11.    Accounts Receivable.

The Seller Disclosure Schedule sets out a true and complete list of all Accounts Receivable as of the Signing Date.

5.12.    Taxes.

5.12.1.              All Taxes for which the Seller Group is liable with respect to the Business and the Acquired Assets up to the Signing Date (including with respect to their transfer and sale to the Buyer hereunder and including, without limitation, any income, social security, unemployment insurance, worker’s compensation premiums, withholding, sales, use, excise, franchise and other Taxes, any deposits required to be made with respect thereto, and all penalties and interest charges thereon, have been or will be paid by the Seller  Group within the period required for such payment by applicable Law. The Seller Group has duly filed (or will file within the period required for such filing under applicable Law) all returns and reports of Taxes required to be filed prior to such date with respect to the Business and Acquired Assets, and all such returns and reports are (or will be) true and correct in all material respects. There are no Liens for Taxes on any of the Acquired Assets, the Business and the Assigned Contracts.

5.12.2.              There is no dispute with any Tax authority in in any jurisdiction in which the Seller Subsidiaries are registered. The Seller is not aware of any circumstances in connection with the Acquisition which will give rise to any dispute with any relevant Tax authority in relation to the Business or the Acquired Assets, which may be imposed on the Buyer.

5.12.3.              All Taxes that the Seller Group is or was required by Law to withhold, deduct or collect in the conduct of the Business have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Authority.

5.12.4.              There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by the Buyer.

5.12.5.              The Seller Group has not made, prepared or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or tax returns that has effect for any period ending after the Signing Date, in connection with the Business or the Acquired Assets.

5.12.6.              The Seller Group did not sign an agreement with any Tax authority or received any ruling or decision from any Tax authority in connection with the Acquired Assets, the Business or the Acquisition.

5.13.    Assumptions or Guaranties of Indebtedness of Other Persons. Seller has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable for (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise to invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person which are or could become a Lien against or otherwise have an adverse effect on any of the Acquired Assets or their use by Buyer.

5.14.    Compliance with Laws.  To Seller's knowledge, except as set forth in Seller Disclosure Schedule, Seller has not violated any Law applicable to the Business or any of the Acquired Assets in any material respects.

The Seller Group did not receive notice or other communication (whether oral or written) from any Governmental Authority regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law or Governmental Authorization held or not held by the Seller Group in relation to the Business or the Acquired Assets; or (ii) any actual, alleged, possible or potential obligation on the part of the Seller Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, or any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization.

5.15.    Legal Proceedings.

5.15.1.              Except as set forth in Seller Disclosure Schedule, there is no Action, including oppositions to Intellectual Property registration, pending or, to the knowledge of Seller, threatened by or against the Seller Group, or any of their officers, directors or employees (in such capacity) relating to, or which could reasonably be expected to affect, the Business, the Acquired Assets, the Assumed Liabilities, or the transactions contemplated by this Agreement and by any Transaction Document required to be executed hereunder.

5.15.2.              The Seller Group is not subject to any Order or investigation by Governmental Authority that has a Material Adverse Effect on the Business, the Acquired Assets, or the Assumed Liabilities.

5.16.    Interested Party Transactions.

Except as set forth in the Seller Disclosure Schedule, no  related Person, officer, director or shareholder (direct or indirect) of the Seller Group, or any family member thereof, is a party to any Assigned Contact or has or has had, directly or indirectly, (a) an interest in any Person which: (i) furnishes or sells services or products which are furnished or sold, or are proposed to be furnished or sold by the Seller Group as part of the Business, or (ii) purchases from or sells or furnishes to the Seller Group any goods or services as part of the Business, or (b) as of the Closing Date a beneficial interest in the Business, any Assigned Contract or the Acquired Assets.

5.17.    No Bankruptcy Event & Insolvency.

No insolvency proceeding of any kind or Order or application has been made or resolution passed, during the two years immediately preceding the Signing Date, for the winding up of the Seller Group or for the appointment of a liquidator to the Seller Group or for an administration order in respect of the Seller or the Seller Subsidiaries. No receiver, trustee or administrator has been appointed of the whole or part of the Seller Group's business or assets during the two years immediately preceding the Signing Date nor has the Seller Group applied or consented for such appointment. No voluntary arrangement has been proposed in respect of the Seller Group during the two years immediately preceding the Signing Date,. No compromise or arrangement with creditors has been proposed, agreed to or sanctioned in respect of the Seller Group during the two years immediately preceding the Signing Date. The Seller Group is not insolvent or unable to pay its debts, has not stopped paying its debts as they fall due or has admitted its inability to pay its debts. There is no unsatisfied Order outstanding against the Seller Group in relation to the Business.  The Seller Group has not, during the two years immediately preceding the Signing Date, suffered any equivalent or analogous proceedings or Orders to any of those described in this Section 5.17 under the law of any jurisdiction in which it carries on the Business or has an asset that is part of the Acquired Assets.

5.18.    No Brokers.  Seller has not employed or engaged, either directly or indirectly, or incurred or will incur any Liability to, any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

5.19.    Carve-Out Financial Statements

5.19.1.              The Carve-Out Financial Statements will be substantially in accordance with the Books and Records of the Seller Group as they relate directly and solely to the Business and will be complete and correct in all material respects as of December 31, 2012. The Carve-Out Financial Statements will present a true, complete and fair view of the state of affairs, financial position, assets and Liabilities of the Seller Group as they relate directly and solely to the Business as of December 31, 2012, in all material respects.

5.19.2.              As of as of December 31, 2012, there were no material Liabilities, claims, or obligations of any nature directly and solely related to the Business, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, that will not be shown or provided for in the Carve-out Financial Statements. Except to the extent noted otherwise in the Carve-out Financial Statements, the Liabilities of the Seller Group as they relate directly and solely to the Business and as detailed in the Carve-Out Financial Statements, were incurred in the ordinary course of business.

5.19.3.              The Closing Balance Sheet will be substantially in accordance with the Books and Records of the Seller Group as they relate directly and solely to the Business and will be complete and correct in all material respects as of the Signing Date. The Closing Balance Sheet will present a true, complete and fair view of the state of affairs, financial position, assets and Liabilities of the Seller Group as they relate directly and solely to the Business as of the Signing Date, in all material respects.

5.19.4.               As of the Signing Date, there were no material Liabilities, claims, or obligations of any nature directly and solely related to the Business, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, that will not be shown or provided for in the Closing Balance Sheet. Except to the extent noted otherwise in the Closing Balance Sheet, the Liabilities of the Seller Group as they relate directly and solely to the Business and as detailed in the Closing Balance Sheet, were incurred in the ordinary course of business.

5.20.    Business Books and Records

The Business Books and Records of Seller Group as they relate directly and solely to the Business, all of which will be made available to Buyer by the Disclosure Schedule Delivery Date, will be complete and correct in all material respects and represent actual, bona fide and arm's length transactions relating to the Business, and have been maintained in accordance with sound business practices of the Business.

5.21.    Assigned Real Property

5.21.1.              The Seller will make available to the Buyer, by the Disclosure Schedule Delivery Date, a correct and complete copy of the property lease agreement, together with all amendments, modifications or supplements thereto, relating to the real property leased by OTI Panama S.A. (the “Real Property”).

5.21.2.              OTI Panama S.A. has valid and enforceable leasehold interests over the Real Property. The Real Property lease is in full force and effect, and OTI Panama S.A. has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default or breach by OTI Panama S.A. under the Real Property lease and, to the Seller’s knowledge, no other party is in breach or default thereof, and no party to the Real Property lease has exercised any termination rights with respect thereto.

5.21.3.              The Real Property is the only real property leased by the Seller’s Subsidiaries.

5.22.    Tangible Property

The Seller Group has sole, good and marketable title to all of the items of Tangible Property as reflected in the Carve-Out Financial Statements (except as sold or disposed of subsequent to the date thereof in the ordinary course of business), free and clear of any and all Liens except for Permitted Liens. All such items of Tangible Property which, individually or in the aggregate, are material to the operation of the Business are in good operating condition and in a good state of maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

5.23.    Inventories

5.24.    Part 5.24 of the Disclosure Schedule sets forth a complete list of all Inventories of the Seller Group related directly and solely to the Business as of Signing Date, including details of the cost and quantity and production completion percentage (in the production process of the Seller Group) of each item of all such Inventories as of the Signing Date.

5.25.    All items included in the Inventories of the Seller Group related to the Business consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of the Seller Group except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Carve-Out Financial Statements or on the Books and Records of the Seller Group as of the Signing Date, as the case may be.

5.26.    Incentives and Benefits

The Seller Group has not received any grants, incentives and subsidies from,, and has no outstanding applications (pending, outstanding, or otherwise) therefor to, any Governmental Authorities (including without limitation, foreign governmental or administrative agencies), granted to the Seller Group, in relation solely to the Acquired Assets and the Business.

5.27.    Health, Safety and Environment

5.27.1.              The Acquired Assets have not been the subject of any environment, health and safety ("EH&S") audit or any evaluation, assessment, study or test, nor has Seller received any notification from any Governmental Authority of any violation of any EH&S-related Law in connection with the Acquired Assets or the Business.

5.27.2.              Neither the Seller Group nor anyone acting on their behalf has stored, treated, discharged, transported or disposed of any Hazardous Substance other than in a safe manner in accordance with applicable law.

5.28.    Disclosure.

Neither this Agreement (including the exhibits and schedules hereto) nor any other Transaction Document required to be executed by Seller hereunder, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made or necessary to provide a prospective buyer of the Business, the Acquired Assets or the Assumed Liabilities with all information material thereto.

6.	REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller that the statements contained in this Section 6 are complete and accurate as of the date of this Agreement.

6.1.      Organization and Qualification of Buyer.  Buyer is a corporation duly organized and validly existing under the Laws of the State of Israel. Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

6.2.      Authorization; Binding Obligation. Subject to the fulfillment of all of the Conditions Precedent contained in Section 8.1, Buyer has all necessary power and authority to execute and deliver this Agreement, and each Transaction Document required to be executed and delivered by it pursuant to this Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and each Transaction Document required to be executed and delivered by it pursuant to this Agreement, the performance of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized by all required corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or any such Transaction Document or to consummate the transactions so contemplated herein and therein.  This Agreement has been, and each of the Transaction Documents required to be executed and delivered by Buyer pursuant to this Agreement, when executed and delivered, will be, duly and validly executed and delivered by Buyer, and this Agreement constitutes, and each such Transaction Document, when executed and delivered, will constitute, a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

6.3.      Consents and Approvals.  The execution and delivery by Buyer of this Agreement, and of each Transaction Document required to be executed and delivered by it pursuant to this Agreement, do not, and the performance of the foregoing shall not, require Buyer to obtain the Approval of any Person or Governmental Authority, or make any filing with or notification to, any Governmental Authority.

6.4.      No Violation.  To the knowledge Buyer, and subject to receipt of all Approvals and Governmental Authorizations to be delivered by Seller to Buyer pursuant to this Agreement, the execution and delivery by Buyer of this Agreement and of each Transaction Document required to be executed and delivered by it pursuant to this Agreement, do not, and the performance of this Agreement, and each Transaction Document required to be executed and delivered by it pursuant to this Agreement, will not, (a) conflict with or violate the Organizational Documents of Buyer, (b) conflict with or violate any Law applicable to Buyer, or by which its properties are bound or affected, or (c) result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, any Contract to which Buyer is a party or by which it is bound; which conflict, violation, breach or default is likely to affect the transactions contemplated hereby or Buyer's ability to fulfill its obligations under this Agreement or any Transaction Document required to be executed and delivered by it pursuant to this Agreement.

6.5.      Litigation.  There is no Action pending, or to the knowledge of Buyer, currently threatened against Buyer, that questions the validity of this Agreement or any of the Transaction Documents required to be executed by Buyer pursuant to this Agreement, or the right of Buyer to enter into this Agreement or any of the Transaction Documents required to be executed by Buyer pursuant to this Agreement, or to consummate the transactions contemplated hereby or thereby.

6.6.      Financing and Capital Resources. At the Closing, Buyer shall have adequate cash on its balance sheet or borrowing capacity facilities to pay that amount of Purchase Price payable at the Closing under Section 3.1 above, together with all fees and expenses of Buyer associated with the transactions contemplated hereby, and to make any other payments necessary to consummate the Acquisition in accordance with the terms of this Agreement.

6.7.      No Brokers. Buyer has not employed or engaged, either directly or indirectly, or incurred or will incur any Liability to, any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

6.8.      Disclosure of Information; No Further Representations. Except for the representations and warranties expressly set forth in Section 5, Seller has not made any further representations or warranties with respect to any subject matter of this Agreement, and the Acquired Assets shall be sold, transferred and assigned to, and the Assumed Liabilities shall be assumed by, Buyer, without any further representation, warranty or guarantee whether express, implied or statutory on the part of Seller or any representatives thereof.

7.	COVENANTS.

7.1.      Access to Information; Due Diligence.

7.1.1.                The Parties agree and acknowledge that Buyer shall first receive a copy of the Seller Disclosure Schedule not later than 30 days following the Signing Date (the date in which a full copy of Seller Disclosure Schedule is actually delivered to Buyer shall be referred to herein as the "Disclosure Schedule Delivery Date").  By no later than the Disclosure Schedule Delivery Date Seller shall provide Buyer access to or deliver to Buyer copies of, substantially all the Books and Records of the Business.

7.1.2.                Subject to applicable Law, any applicable Order and the execution of the Non-Disclosure Agreement (which Buyer and Seller shall execute simultaneously with its execution of this Agreement) Seller shall afford certain representatives, officers and employees of Buyer, as well as its legal advisors and accountants, throughout the Interim Period, to make such investigation of the Business, including examination of the Business Books and Records as the Buyer reasonably requests and to make extracts and copies of the foregoing for the sole purpose of Buyer conducting a due diligence review of the Business, the Acquired Assets and the Assumed Liabilities (the “Due Diligence Review”). Buyer's Due Diligence Review shall be conducted during normal working hours and with Seller's reasonable cooperation, provided that Buyer's access to Seller's officers and employees and customers of the Business shall be limited as instructed by Seller's CEO and any meetings with same shall be coordinated in advance with Seller's CEO.

7.1.3.                No investigation by the Buyer prior to or after the Signing Date shall diminish or obviate any of the representations, warranties, or covenants of Seller contained in this Agreement or any other Transaction Documents, as may be updated by the Seller’s Closing Certificate.

7.1.4.                If at any time prior to the Closing Date Buyer reveals the existence of any of the issues listed in Schedule 7.1.4 (each, a “Major Issue”), it shall promptly notify Seller thereof, providing full details including copies of all relevant documentation supporting the existence of the Major Issue (a "Major Issue Notice").

7.2.      Conduct of Business by Seller Group during the Interim Period.

7.2.1.                Subject to the consummation of the Closing, the rights, benefits, risks and Liabilities associated with the Business, including those attached to the Acquired Assets and Assumed Liabilities, shall be deemed to be those of the Buyer, effective as of the Signing Date.  At the Closing, Seller shall deliver to Buyer a report (the “Adjustment Report”), certified by Seller’s CFO, relating solely to Business during the Interim Period, which Adjustment Report shall reflect:

(i)                     the profit & loss results relating to the Business during the Interim Period;

plus

(ii)                    the value on the Books and Records of the Seller of the Business-related inventory as at the Signing Date less the value of the Business-related inventory as at the Closing Date.

The Purchase Price shall be adjusted by the result reflected in the Interim Report (the “Adjustment Amount”).  To the extent the Adjustment Amount is negative, Buyer shall add such negative amount to the cash portion of the Purchase Price payable to Seller at the Closing. If the Adjustment Amount is positive, Buyer shall reduce the cash portion of the Purchase Price payable to Seller at the Closing by such positive amount.

7.2.2.                Seller covenants and agrees that, during the Interim Period, the Seller Group shall conduct the Business in the ordinary course consistent with past practice, in all material respects and shall use commercially reasonable efforts to preserve intact, the present relationships of Seller Group with suppliers, customers, and other Persons with which Seller Group have business relations related to the Business.

7.2.3.                Without derogating from the generality of the preceding Section 7.2.1, during the Interim Period, except as required by this Agreement or to the extent not resulting in a Material Adverse Effect, the Seller Group shall:

7.2.3.1.                     use commercially reasonable efforts to preserve the Acquired Assets intact and to maintain the Acquired Assets in a state of repair and condition that complies with applicable Law and is consistent with the requirements and normal conduct of the Business, subject to normal wear and tear and, at all times in the ordinary course consistent with past practice, in all material respects;

7.2.3.2.                     maintain existing insurance coverage which each of the Seller and the Seller Subsidiaries maintains as of the date hereof;

7.2.3.3.                     use commercially reasonable efforts to perform its obligations under the Assigned Contracts and Permits, in the ordinary course consistent with past practice, in all material respects;

7.2.3.4.                     use commercially reasonable efforts to comply with all requirements of the Law, in the ordinary course consistent with past practice, in all material respects;

7.2.3.5.                     use commercially reasonable efforts to perform all actions necessary to maintain existing rights in the Transferred Intellectual Property, in the ordinary course consistent with past practice, in all material respects;

7.2.3.6.                     report periodically to the Buyer concerning the status of the Business, operations and finances;

7.2.3.7.                     keep in full force and effect, without amendment, all material rights relating to the Business; and

7.2.3.8.                     reasonably cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the Business from and after the Closing Date.

7.2.4.               Without derogating from the generality of the preceding Section 7.2.1, during the Interim Period, except as required by this Agreement or to the extent not resulting in a Material Adverse Effect, the Seller Group shall not, without Buyer’s prior written consent:

7.2.4.1.                     authorize or consummate any merger, consolidation, sale or other disposition of any or all of the Acquired Assets, except in the ordinary and usual course of business, or issue or sell any shares, stock, options or other securities in any of the Seller Subsidiaries;

7.2.4.2.                     enter into any Contracts which would reasonably be expected to result in a Material Adverse Affect on the Acquired Assets or the Business;

7.2.4.3.                     change its practices with respect to billing customers of the Business, extending credit to customers of the Business, collecting Accounts Receivable relating to the Business, paying Accounts Payable relating to the Business or otherwise discharging its Liabilities relating to the Business;

7.2.4.4.                     enter into any financing arrangement or incur, increase or Guarantee any Indebtedness, all pertaining solely to the Business, except accounts payable in the ordinary course of business;

7.2.4.5.                     waive any right, forgive any debt or release any claim relating to the Business, except in the ordinary course of business;

7.2.4.6.                     enter into any transaction (including purchase orders) in excess of US$ 5,000 (Five Thousand United States Dollars);

7.2.4.7.                     enter into or be a party to any new transaction with any related party, pertaining to the Business:

7.2.4.8.                     take or omit to take any action that is reasonably likely to cause any of the representations and warranties of the Seller under this Agreement not to be true and correct in all material respects as of the Closing without change, or that is likely to affect the Closing;

7.2.4.9.                     acquire any additional assets or dispose of or agree to dispose of (or grant any option or interest in respect of) any Acquired Assets, except in the ordinary course of business; or

7.2.4.10.                    enter into, materially amend or terminate any Contracts pertaining to the Business (including the Assigned Contracts).

7.3.      No Control. Notwithstanding anything to the contrary herein, prior to the Closing Date, Seller shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over its operations.

7.4.      No Default. Neither Party shall take any action that would reasonably be expected to result in the representations and warranties provided by such Party in Sections 5 and 6, respectively, becoming untrue or inaccurate in any material respect or that could materially impair the ability of the Parties to consummate the transactions contemplated hereby in accordance with the terms hereof.

7.5.      Cooperation; Approvals, Filings and Consents.

7.5.1.                Upon the terms and subject to the conditions set forth in this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate the transactions contemplated hereby and to satisfy or cause to be satisfied all of the Conditions Precedent that are set forth in Section 8, as applicable to each of them.  Each Party, at the reasonable request of the other Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

7.5.2.                Each Party shall, as promptly as practicable, use commercially reasonable  efforts to obtain all necessary Approvals (or waivers from a legal requirement to obtain Approvals) from Governmental Authorities and make all other necessary registrations and filings under applicable Law required to be obtained or made by it in connection with the authorization, execution and delivery of this Agreement and the Transaction Documents required to be executed by such Party hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby.  The Parties shall, and shall cause their respective Affiliates to, act in good faith and reasonably cooperate with the each other in connection therewith and in connection with resolving any investigation or other inquiry with respect thereto. To the extent not prohibited by Law, each Party to this Agreement shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement. Each Party shall give the other party reasonable prior notice of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such Approval.

7.5.3.                Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and to make effective, in the most expeditious manner practicable, the Acquisition, including: (a) the obtaining of all necessary Approvals (or waivers from the requirement to obtain Approvals) from any Governmental Authorization and other third parties; (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the transactions contemplated under this Agreement and the other Transaction Documents or the consummation thereof; and (c) the execution and delivery of any additional instruments necessary to consummate the Acquisition and to fully carry out the purposes of, this Agreement.

7.5.4.                It is hereby further agreed that the Seller and the Seller Subsidiaries, as the case may be, will bear any and all costs, expenses, penalties or fines (whether or not consensual) or other liabilities regarding the taking of the action referred to in Sections 7.5.1 - 7.5.3 (inclusive).

7.5.5.                Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement (including under this Section 7.5 or under Section 8.1(a)) shall require any Party to take or agree to take any action with respect to, or agree to any prohibition or limitation on, or other requirement which would prohibit, impair or otherwise materially adversely affect the ownership or operations of all or any portion of the business or properties of such Party or any of its shareholders (including, without limitation, the Business).

7.6.      Public Announcements.  All announcements to third parties pertaining to this Agreement or the transactions contemplated hereby will be subject to review and approval of both parties before public disclosure. The Parties agree to keep confidential the terms of this Agreement and any Transaction Document required to be executed hereby until they mutually agree upon the language and timing of a press release or until such time as one of the parties determines, based upon the advice of counsel, that a public announcement is required by Law, in which case the parties shall in good faith attempt to agree on any public announcements or publicity statements with respect thereto.

7.7.      Disclosure to Seller Employees, Customers and Suppliers. The Seller and the Buyer will consult with each other concerning the means by which Seller's employees, customers, suppliers and others having dealings with the Seller Group in relation to the Business will be informed of the Acquisition, and the Buyer will have the right to participate in any such communication, other than Seller’s communication of the Acquisition to its employees.

7.8.      No Solicitation of Other Proposals.  From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Seller Group shall not, nor shall they permit any of their officers, directors, employees, representatives or agents (collectively, the “Seller Representatives”), directly or indirectly, to (i) solicit, encourage, facilitate, or initiate any inquiries or communications offer that constitutes or may constitute an Acquisition Proposal, (ii) participate or engage in any inquiries, discussions or negotiations with any Person concerning any Acquisition Proposal; or (iii) enter into or execute any agreement relating to an Acquisition Proposal.  For purposes of this Agreement, the term “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to any merger, consolidation or other business combination involving the sale or other disposition of all or any significant portion of the Business or the Acquired Assets.

7.9.      Notice of Certain Events; Updates to Disclosure Schedules.

7.9.1.                Until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, each Party shall promptly notify the other Party, in writing, of: (i) any event, condition, fact or circumstance, of which it becomes aware, that would cause or constitute a material inaccuracy in or a material breach of any representation or warranty made by such Party in this Agreement; (ii) any material breach of any covenant or obligation hereunder of such Party ; and (iii) with respect to the Seller Group only, any and all material adverse events and developments concerning the Business, the Acquired Assets or the Assumed Liabilities.

7.9.2.                Until the earlier of the -Closing Date or the termination of this Agreement in accordance with its terms, each Party shall give the other prompt written notice of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, (iii) any Action or threatened Action relating to or involving or otherwise affecting the transactions contemplated by this Agreement, and (iv) the occurrence of a breach or default or event that, with notice or lapse of time or both, could become a breach or default under this Agreement.

7.10.    Employment Matters.

7.10.1.              During the Interim Period: (i) Buyer shall offer employment to all Potential Transferred Employees, contingent upon the Closing, under terms of employment at least as beneficial to the Potential Transferred Employees as their existing terms with the Seller; and (ii) Seller shall permit Buyer to approach, interview and negotiate with each of the Potential Transferring Employees (but only with such Potential Transferred Employees), in respect of their potential employment by Buyer pursuant to (i) above.

7.10.2.              The Seller shall not take any actions that are intended to or are likely to dissuade any Potential Transferred Employee from accepting employment by Buyer.

7.10.3.              Without derogating from the provisions of Section 12 below, other than as expressly permitted pursuant to Section 7.10.1 above, Buyer shall not approach or discuss with any of the Potential Transferring Employees or any other employee, officer, consultant or representative of the Seller (other than those directly and actively involved in negotiating this Agreement) any of the terms of this Agreement and shall not directly or indirectly, solicit or encourage any such person to cease to work with the Seller, or solicit or encourage for purposes of directly or indirectly hiring any such person

7.10.4.              Seller undertakes that as of the Closing Date and for a period of at least 5 years thereafter, it will not, directly or indirectly, employ or engage as consultant, or solicit the employment or engagement as consultant of, any Potential Transferred Employee.

7.10.5.              At the Closing:

7.10.5.1.                 The Seller shall terminate the employment of all of the Potential Transferred Employees who did not become Transferred Employees effective on or around the Closing Date, except to the extent Buyer consents otherwise.

7.10.5.2.                 In respect of each Potential Transferred Employee who accepts employment by the Buyer and agrees to execute a Release, Buyer shall enter into an employment agreement with each such Transferred Employee under terms of employment at least as beneficial to the Transferred Employees as their existing terms with the Seller and which includes an undertaking to maintain continuity of their rights as employees despite their transfer to the employ of Buyer.

7.10.6.              In addition, and without derogating from Seller's liabilities hereunder, the Seller shall transfer to each Transferred Employee the pension fund/manager's insurance policy and education fund of such Transferred Employee. As soon as practicable after the Signing Date, the Seller shall submit to the Assessor Office of the Israeli Income Tax, the forms required for the continuity of employment of the Transferred Employees and for transferring their pension funds pursuant to the Income Tax Circular 6/2011. The Buyer shall assist the Seller in such submission and shall execute and deliver all documents as reasonably required in connection therewith.

7.10.7.              The Seller shall be responsible for settling all amounts owing to the Transferred Employees up to the Closing Date. Without derogation from the generality of the foregoing, the Seller shall be liable for and shall pay all wages, bonuses, commissions, vacation pay, vacation accrual, recuperation pay, travel pay, pay for other compensated absences and other remuneration (including mandatory or discretionary benefits) earned or accrued by the Transferred Employees according to any applicable Law and/or agreement up to the close of business on the Closing Date, including any related payroll deductions (such as employee benefit plan contributions and employment taxes but excluding those payment expressly stated in Schedule 7.10.5.1 hereof) with respect thereto, regardless of whether such amounts have been accrued on the books of Seller at close of business on the Closing Date.

7.10.8.              The Buyer shall be solely liable for and shall pay all wages, bonuses, commissions, vacation pay, vacation accrual, recuperation pay, travel pay, pay for other compensated absences and other remuneration (including mandatory or discretionary benefits) owing to the Transferred Employees according to any applicable Law and/or agreement effective as of the close of business on the Closing Date, including any related payroll deductions (such as employee benefit plan contributions and employment taxes with respect thereto

7.10.9.              Seller hereby waives any claim it may have against Buyer (but does not waive any such claim Seller may have against any Transferred Employee, except to the extent such Transferred Employee is engaged by Buyer in the Business) arising solely from the employment of each such Transferred Employee by Buyer hereunder, in respect of the non-compete/non solicitation undertaking pursuant to such Transferred Employee’s current employment agreement with Seller, any applicable Laws or pursuant to any other instrument or Contract. Such waiver is expressly made also for the benefit of the Transferred Employees.

7.11.    Supporting Bank Guarantee

7.11.1.              Buyer shall up to the Closing Date: (i) use best efforts to replace all Operating Guarantees issued by or on behalf of Seller under the Assigned Contracts (“Seller Operating Guarantees”) with substantially identical Operating Guarantees issued by or on behalf of Buyer; and (ii) provide all such assistance to Seller to enable Seller to release and terminate all such Seller Operating Guarantees (without breaching the relevant Assigned Contracts), as at the Closing Date.

7.11.2.              To the extent that any such Seller Operating Guarantees are not so replaced by the Closing Date (the “Remaining Seller Operating Guarantees”) Buyer shall deliver to the Seller, at the Closing, the Supporting Bank Guarantee in an amount equal to the aggregate of the underlying value of all of the Remaining Seller Operating Guarantees and shall thereafter continue to use best efforts to replace, release and terminate all Remaining Seller Operating Guarantees in accordance with Section 7.11.1 above.

7.11.3.              The Supporting Bank Guarantee shall remain in full force and effect until all Remaining Seller Operating Guarantees are released and terminated and Seller shall be entitled to immediately draw on the Supporting Bank Guarantee in the event that any third party makes a claim on a Remaining Seller Operating Guarantee and to the extent of such claim.

7.12.    Tax Matters.

7.12.1.              To the extent relevant to the Acquired Assets or the transactions contemplated hereby, each Party shall: (i) provide the other with such assistance as may  reasonably be required in connection with the preparation of any filings, reports or returns to the Israel Tax Authority (“Tax Returns”) and the conduct of any audit or other examination by the Israel Tax Authority  or in connection with judicial or administrative  proceedings relating to any Liability for Taxes; and (ii) retain for the period of time required at Law and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes.

7.12.2.               Each Party shall bear its own Taxes in connection with the transactions contemplated hereby.

7.13.    Litigation Cooperation.

7.13.1.              Until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Seller shall promptly notify Buyer of any Claims or Actions which after the date hereof are commenced against the Seller, or any officer, director, employee, consultant, agent or shareholder, in their capacities as such, and which relates to the Business or the Acquired Assets.

7.13.2.              Buyer acknowledges and agrees that Seller shall be entitled to control any and all Actions up to the Closing Date, subject to consultation with Buyer.

7.14.    Change of Seller Subsidiaries Trading Names.  Promptly following the Closing, Buyer shall take, or cause to be taken, all actions, do, or cause to be done, all things and execute, deliver or file, or cause to be executed, delivered or filed all documents and statements,  necessary, proper or advisable to ensure that no later than the 60th day following the Closing, all Seller Subsidiaries and all Seller Foreign Branches shall cease to trade or otherwise be identified by any name containing the words: "OTI" or "On Track Innovations".

8.	CONDITIONS PRECEDENT TO CLOSING.

8.1.      Conditions to Obligations of Each Party.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

8.1.1.                Governmental Approvals. All Approvals of, or declarations or filings, with any Governmental Authority, the lack of which shall constitute a violation of applicable Law, shall have been obtained or made at or prior to the Closing Date. Such Approvals, declarations or filings shall be detailed in a list to be prepared by the Parties' counsels until the Disclosure Schedule Delivery Date.

8.1.2.                No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction, or other Order (whether temporary, preliminary or permanent) issued by any Court, or other legal restraint or prohibition shall be in effect at or prior to the Closing Date, which prevents the consummation of the transactions contemplated hereby on the terms contemplated herein.

8.2.      Additional Conditions of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions, unless waived in writing by Buyer:

8.2.1.                Closing Documents. All of the documents to be delivered by the Seller pursuant to Section 4.2.1 above shall have been executed and delivered to the Buyer at or prior to the Closing Date, which includes the delivery of the Disclosure Schedule and all other schedules which are required to be annexed hereto as of the Closing, the lack of which would constitute a Major Issue.

8.2.2.                Required Approvals and Consents. Seller shall have obtained all Approvals and other consents by any Person, the lack of which would constitute a Major Issue.

8.2.3.                Due Diligence Review. Buyer’s Due Diligence Review (including its review of the Seller Disclosure Schedule) shall not have revealed any Major Issue that was not substantially remedied by Seller until the Closing.

8.2.4.                Agreements and Covenants. Seller shall have performed, procured or complied with in all material respects each obligation, agreement and covenant to be performed or complied with by it or by Seller Group under this Agreement at or prior to the Closing Date.

8.3.      Additional Conditions of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions, unless waived in writing by Seller:

8.3.1.                Closing Documents. All of the documents to be delivered by the Buyer pursuant to Section 4.2.2 above shall have been executed and delivered to the Seller at or prior to the Closing Date, which includes the delivery of all schedules which are required to be annexed hereto as of the Closing.

8.3.2.                Agreements and Covenants. Buyer shall have performed or complied with in all material respects each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Closing Date.

9.	BREAK-UP.

9.1.      Simultaneously with the execution of this Agreement: (i)  Buyer shall execute the Buyer Promissory Note and shall deliver same to Seller; and (ii) Seller shall execute the Seller Promissory Note and shall deliver same to the Buyer.

9.2.      If, notwithstanding the fulfillment or waiver in accordance with Section 8 of the Conditions Precedent, either Party (a “Refusing Party”) refuses or otherwise fails to consummate the transactions set out herein at the Closing for any reason then, without limiting any other right or remedy available to the other Party (the “Closing Party”) under this Agreement or at Law, the Refusing Party shall pay the Closing Party, as liquidated damages, a break-up fee in the amount of US$ 2,500,000 (Two Million Five Hundred Thousand United States Dollars) (the “Break-Up Fee”).

9.3.      In the event the Closing is not consummated solely as a result of the failure of any Condition Precedent to be fulfilled (and absent the waiver of its requirement in accordance with Section 8), then, upon the Drop Dead Date each Party shall deliver to the other Party such other Party’s Promissory Note, without liability to the other Party.

9.4.      In the event the Refusing Party refuses to consummate the Closing notwithstanding the fulfillment of all of the Conditions Precedent (or waiver by the Closing Party of any unfulfilled Condition Precedent, in the event such Condition Precedent may be waived by the Closing Party in accordance with Section 8), then from the date all such Conditions Precedents precedent are so fulfilled or waived, the Break-Up Fee will become immediately payable by the Refusing Party to the Closing Party and the  Closing Party shall be entitled to draw on the Refusing Party’s Promissory Note immediately and in full.

9.5.      In the event the Closing fails to consummate for any reason other than as a result of Seller being the Refusing Party, then:

9.5.1.                as of the Signing Date Buyer shall not, and shall procure that its Affiliates do not, directly or indirectly compete with the Seller Group in respect of any of the Potential Projects (other than the Potential Projects in Zambia and Sri-Lanka), including by submitting competing bids in respect of such Potential Projects or offer or providing competing products or services to the customers of such Potential Projects, whether as principal or for another's account, solely or jointly with others, or through any form of ownership in another entity or otherwise (other than by holding less than 5% of the equity or voting power of any publicly traded company); and

9.5.2.                in the event Buyer is awarded the Buffalo Project, then 50% of all gross profits (EBIT) earned by Buyer and its Affiliates and deriving from the Buffalo Project shall be paid to Seller on a quarterly basis, without any set-off or withholding of any kind (the “Seller Project Share”).  The Seller Project Share owing in respect of each calendar quarter shall be paid to Seller within 90 days following the end of such calendar quarter and shall be accompanied by a certificate issued by the Buyer’s CEO or CFO, detailing the gross profits derived from the Buffalo Project during the relevant calendar quarter.  Within 10 days of the publication of the Buyer’s Annual Reports, the Buyer shall deliver to the Seller a Buyer’s Auditor Certificate confirming the Seller Project Share payable to Seller during the calendar year to which the Buyer’s Annual Reports relate.  The amount payable hereunder in respect of the last calendar quarter of each year shall be paid within 10 days of the publication of the Buyer’s Annual Reports and shall be adjusted to reflect any difference between the amounts actually paid to Seller during the previous calendar quarters and the amount that should have been paid pursuant to the Buyer’s Auditor Certificate.  Payments of the Seller Project Share shall be made over the life of the Buffalo Project.

9.6.      In the event the Closing fails to consummate as a result of the Seller being the Refusing Party, then, in the event Seller is awarded the Buffalo Project, then 50% of all gross profits (EBIT) earned by the Seller and its Affiliates and deriving from the Buffalo Project shall be paid to Buyer on a quarterly basis, without any set-off or withholding of any kind (the “Buyer Project Share”).  The Buyer Project Share owing in respect of each calendar quarter shall be paid to Buyer within 90 days following the end of such calendar quarter and shall be accompanied by a certificate issued by the Seller’s CEO or CFO, detailing the gross profits derived from the Buffalo Project during the relevant calendar quarter.  Within 10 days of the publication of the Seller’s annual audited financial statements (the “Seller’s Annual Reports”), the Seller shall deliver to the Buyer a certificate issued by the Seller’s auditors confirming the Buyer Project Share payable to Buyer during the year to which the Seller Annual Reports relate (the “Seller’s Auditor Certificate”).  The amount payable hereunder in respect of the last calendar quarter of each year shall be paid within 10 days of the publication of the Seller’s Annual Reports and shall be adjusted to reflect any difference between the amounts actually paid to Buyer during the previous calendar quarters and the amount that should have been paid pursuant to the Seller’s Auditor Certificate.  Payments of the Buyer Project Share shall be made over the life of the Buffalo Project.

10.	SURVIVAL; INDEMNIFICATION.

10.1.    Survival of Representations and Warranties. All representations and warranties contained in Sections 5 and 6 shall survive the Closing for a period of 24 months following the Closing Date.  For convenience of reference, the date upon which any representation or warranty shall terminate is referred to herein as the “Survival Date”.

10.2.    Indemnification by Seller.  From and after the Closing , Seller shall indemnify, defend and hold harmless Buyer, and each of its officers, directors, employees, advisors, agents, parents, subsidiaries, affiliates, successors and assigns (the “Buyer Indemnified Persons”) from and against any and all Losses arising out of,  attributable to, occasioned by or resulting from:

10.2.1.              any breach or violation of the Seller’s representations, warranties, covenants and undertakings made or given in this Agreement;

10.2.2.              any Claims or Actions resulting from or relating to any Excluded Liabilities (including, without limitation, the conduct and operation of the Business and the ownership of the Acquired Assets prior to the Signing Date).

10.3.   Indemnification by Buyer.  From and after the Closing, Buyer shall indemnify, protect, defend and hold harmless Seller, and each of its officers, directors, employees, advisors, agents, parents, subsidiaries, affiliates, successors and assigns (the “Seller Indemnified Persons”) from and against any and all Losses arising out of, attributable to, occasioned by or resulting from:

10.3.1.              any breach or violation of the Buyer’s representations, warranties, covenants and undertakings made or given in this Agreement;

10.3.2.              any Claims or Actions resulting from or relating to any Acquired Assets or Assumed Liabilities from and after the Signing Date; or

10.3.3.              in connection with or resulting directly or indirectly from any action carried out by the Seller on the Buyer's behalf or otherwise pursuant to Section 2.9.2.

10.4.    Limitations on Indemnification.

10.4.1.              To the extent that any circumstance giving rise to indemnification under this Section 10 is reasonably capable of being remedied by the Indemnifying Person (as defined below), the Indemnified Person (as defined below) shall afford the Indemnifying Person such opportunity as is reasonable to remedy such circumstance.

10.4.2.              No indemnification shall be payable to any Buyer Indemnified Person under Section 10.2.1 or to any Seller Indemnified Person under Section 10.3.1, until the aggregate amount of all Losses incurred by all Buyer Indemnified Persons or all Seller Indemnified Persons, as the case may be, exceeds US$300,000 (Three Hundred Thousand United States Dollars), whereupon Buyer Indemnified Persons or Seller Indemnified Persons, as the case may be, shall be entitled to receive the full amount of all Losses (i.e., including the first US$300,000 (Three Hundred Thousand United States Dollars) of such Losses);

10.4.3.              The maximum aggregate liability of Seller pursuant to Section 10.2.1 and of Buyer pursuant to 10.3.1 shall be the equal to $5,250,000 (Five Million Two Hundred Fifty Thousand United States Dollars) (the “Maximum Indemnification Amount”), except for claims arising from fraud or willful misrepresentation, to which the Maximum Indemnification Amount shall not apply;

10.4.4.              Anything herein to the contrary notwithstanding, Buyer shall not be entitled to recover any indirect, consequential, special, exemplary, punitive or similar damages, except to the extent that such damages are awarded to a third party in a Third Party Claim (as defined below);

10.4.5.              No claims for indemnification against any Indemnifying Person (as such term is defined below) under this Section 10, may be made following the expiration of the Survival Date, with the exception only of claims based on fraud or willful misrepresentation, which shall survive for the period of their statutory limitation.

10.4.6.              As security for the indemnity provided by Seller for in Section 10.2.1 above only, at the Closing, the Buyer shall deposit a portion of the cash amount of the Purchase Price payable at the Closing with the Escrow Agent  as detailed below (the "Escrow Amount"), to be governed by the terms set forth in the Escrow Agreement.  The Escrow Amount shall be deposited into an interest bearing account and interest earned thereon will be held and distributed in accordance with the Escrow Agreement.  The Escrow Amount to be deposited shall equal the result of the following calculation: (i) $3,500,000 minus (ii) any amount of the Purchase Price that is subject to the Earn-Out Mechanism as at the Closing, such that if at least US$ 3,500,000 of the Purchase Price is subject to the Earn-Out Mechanism as at the Closing, then no amount shall be deposited with the Escrow Agent.  Subject to the terms of the Escrow Agreement, the Escrow Amount shall be held by the Escrow Agent for a period of 12 months, immediately following which the full amount of the Escrow Amount held at such time by the Escrow Agent shall be released and transferred by the Escrow Agent to the Seller.

10.5.    Indemnification Process.

10.5.1.              Any Buyer Indemnified Person or Seller Indemnified Person seeking indemnification under this Section  10 (an “Indemnified Person”) shall give each party from whom indemnification is being sought (each, an “Indemnifying Person”) prompt notice of any matter (a “Notice of Claim”) which such Indemnified Person has determined has given rise to or could give rise to a right of indemnification under this Agreement, stating the amount of the Losses, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises as promptly as practicable after becoming aware of such matter; provided, however, that the failure to so provide such Notice of Claim will not relieve the Indemnifying Person(s) from any Liability which they may have under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise in any material respect of any material rights or defenses of the Indemnifying Person(s) and the Indemnifying Person(s) was not otherwise aware of such action or claim).

10.5.2.              The Liabilities of an Indemnifying Person under this Section 10 with respect to Losses arising from Claims of any third party which are subject to the indemnification provided for in this Section 10 (“Third Party Claims”) shall be governed by the following additional terms and conditions:

(a)               Upon delivery of a Notice of Claim that relates to a Third Party Claim, the Indemnified Person shall also deliver to the Indemnifying Person copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument.

(b)               The Indemnifying Person shall have the right to defend against the Third Party Claim on its own, with counsel reasonably satisfactory to the Indemnified Persons, subject to (i) the right of the Indemnified Persons to participate (at its own expense and with counsel of its own choice) in the defense of such Third Party Claim, and subject to (ii) the Indemnifying Person's written acknowledgement that it is obligated to provide indemnification to the Indemnified Persons with respect to such Third Party Claim.  The Indemnifying Person, on the one hand, and the Indemnified Persons, on the other hand, shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claims, keep each other apprised as to the details and progress of all proceedings relating thereto, and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.

(c)               No Third Party Claim shall be settled or compromised by the Indemnified Persons, and no Indemnified Person shall admit any Liability under any Third Party Claim, without the written consent of the Indemnifying Person. Any settlement or compromise made in violation of the foregoing sentence shall relieve the Indemnifying Person from its indemnification obligations in respect of such Third Party Claim.

10.6.    The provisions of this Section 10 constitute the Parties' exclusive rights and remedies arising from or related to any breach or violation of this Agreement.

11.	TERMINATION.

11.1.    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to Closing Date:

11.1.1.              By either Buyer or Seller, by means of written notice to the other, if:

(a)               the Closing Date shall not have occurred within 120 days of the Signing Date (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 11.1.1 shall not be available to any party whose failure to fulfill any material obligation under this Agreement was  the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(b)               a competent Court or Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Closing; or

(c)               such party (the “Non-Breaching Party”) is not in breach of any of its obligations, agreements or covenants under this Agreement, and if the other party (the “Breaching Party”) shall have or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and (A) is incapable of being cured; or (B) if capable of being cured, is not cured prior to the earlier of: (x) the Business Day prior to the Drop Dead Date, or (y) the date that is thirty (30) days from the date that the Breaching Party is notified of such breach.

11.1.2.              By Buyer if it reveals a Major Issue that cannot be remedied by the Seller prior to the Drop Dead Date, provided that Buyer notified Seller in writing of the existence of Major Issue promptly upon becoming aware of it.

11.2.    No Other Termination. The parties agree that, except as otherwise set forth in Section 11.1, this Agreement may not be otherwise terminated.

11.3.    Effect of Termination.  In the event of the termination of this Agreement in accordance with this Section 11, this Agreement and any of the applicable Transaction Documents (other than this Section 11.3, and Sections 9.5, 9.6, 12 and 14, which shall survive such termination) will forthwith become void, and there will be no Liability on the part of Buyer or Seller or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease.  Notwithstanding the immediately preceding sentence, in the event this Agreement is so terminated in circumstances where the Party receiving a notice of termination has failed to fulfill any material obligation under this Agreement or has otherwise been the cause of the failure of the Closing to occur on or before Closing Date, then such termination will be without prejudice to any rights or remedies available to the terminating Party under this Agreement or at Law.

12.	NON COMPETE

12.1.    Subject to the consummation of the Closing, Seller agrees that for a period commencing at the Closing Date and ending on the fifth (5th) anniversary thereof it shall not engage, either directly or indirectly, whether in Israel or outside of Israel, as principal or for another's account, solely or jointly with others, or through any form of ownership in another entity or otherwise (other than by holding less than 5% of the equity or voting power of any publicly traded company), in any business that operates in the field of the Business or otherwise competes with the Business.

12.2.    As of the Signing Date, in any event where Seller is approached by any Person including customers, suppliers and distributors in connection with the Business, Seller shall promptly advise Buyer of such approach in writing and shall refer such Person to Buyer.

13.	CONFIDENTIALITY

Subject to any obligation to comply with: (i) any Law; (ii) any rule or regulation of any Governmental Authority or securities exchange; or (iii) any subpoena or other legal process to make information available to the Persons entitled thereto, whether or not the transactions contemplated herein shall be concluded, this Agreement, its Exhibits, Schedules, the Transaction Documents shall be kept in confidence by each party, and each party shall cause its directors, officers, employees, representatives, agents and attorneys to hold such information confidential. Such confidentiality shall be maintained to the same degree as such party maintains its own confidential information (but in no event less than reasonable care) and shall be maintained until such time, if any, as any such data or information either is, or becomes, published or a matter of public knowledge (other than as a result of a breach of this Agreement).  This provision shall survive any termination of this Agreement.

14.	MISCELLANEOUS.

14.1.    Actions Regarding Non-Compete. In the event that any of the non-compete or non-solicitation undertakings in this Agreement (each, a "Non-Compete Undertaking") is deemed a restrictive arrangement by the Restrictive Practices Authority or otherwise under applicable Israeli Law, the Parties agree to cooperate in seeking the approval or exemption from the Restrictive Practices Authority or any other relevant Court or Regulatory Authority in respect of such Non-Compete Undertaking, provided, however that in the event that such approval or exemption is not received, then the period of the Non-Compete Undertaking shall be deemed to be reduced to a period of four (4) years following the Closing Date.

14.2.    Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, legal and accounting fees and any, fees, costs and expenses borne in connection with any due diligence investigations carried out with respect to the transactions contemplated hereby, including the Due Diligence Review (“Transaction Expenses”), shall be borne and paid by the Party incurring such Transaction Expenses, whether or not the Closing occurs.

14.3.    Amendment.  This Agreement may be amended only by an instrument in writing signed by duly authorized representatives of Buyer and Seller.

14.4.    Entire Agreement.  This Agreement, together with its Schedules, Exhibits, the Transaction Documents, and all other ancillary agreements, documents and instruments to be delivered in connection herewith, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, either oral or written, including, without limitation, that certain Letter of Intent entered into by the Parties on July 18, 2013, which is hereby terminated and of no further force or effect. Without limiting the generality of foregoing and notwithstanding anything in this Agreement to the contrary, no Party is making any representation or warranty whatsoever, oral or written, express or implied, in connection with the transactions contemplated by this Agreement and the Transaction Documents other than those set forth in this Agreement or in the Transaction Documents and no Party is relying on any statement, representation or warranty, oral or written, express or implied, made by any other Party except for the representations and warranties set forth in this Agreement or in the Transaction Documents.

14.5.    Third Party Beneficiaries.  Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the Parties and the respective successors or assigns of the parties, any rights, remedies, or Liabilities whatsoever, except to the extent that such third person is an Indemnified Person in respect of the indemnification provided in accordance with Section 10 of this Agreement.

14.6.    Seller Disclosure Schedule. Nothing in Seller Disclosure Schedule constitutes an admission of any liability or obligation of Seller or the Seller Group to any third party, nor an admission against Seller’s or the Seller Group's interest to any third party. Seller Disclosure Schedule contains information, descriptions and disclosures regarding Seller only, all of which constitutes confidential information of Seller.

14.7.    Assignment.  No Party hereto shall assign or otherwise transfer this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder, without the prior written consent of the other Party hereto.

14.8.    Governing Law; Jurisdiction.  This Agreement shall be governed by the laws of the State Israel without giving effect to any choice of law or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than the State of Israel.  The parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement shall be commenced and prosecuted in its entirety exclusively in the competent courts located in Tel-Aviv or the Merkaz Districts, Israel, each party hereby submitting to the exclusive jurisdiction thereof.

14.9.    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

14.10.  Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered mail, return receipt requested, or by facsimile, with confirmation as provided above addressed as follows:

If to Buyer:                                           SuperCom Ltd.
The Nolton House_
14 Shenkar Street, Herzeliya
Attention:  Chief Executive Officer
Facsimile: 09-889 0820
Email:arie@supercom.com

With a copy to:                                   S. Friedman & Co., Advocates
5th Floor
Amot Investment Tower
2 Weitzman Street
Tel Aviv, Israel
Attention:  Sarit Molcho and Arnon Mainfeld
Facsimile: 03-6931830
Email: saritm@friedman.co.il; arnonm@friedman.co.il

If to Seller:                                          On Track Innovations Ltd.
Z.H.R Industrial Zone
Rosh Pina, Israel
Attention:  Chief Executive Officer
Facsimile: 04-693 8887
Email: ofer@otiglobal.com

With a copy to:                                    Sharon Raviv & Co., Law Offices
Floor 13
11 Menachem Begin Street
Ramat Gan, Israel
Attention:  Sharon Raviv, Adv.
Facsimile: 03-6161500
Email: sharon@ravivlaw.com

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of facsimile transmission, upon confirmed receipt, and (c) in the case of registered mailing, on the fifth working day following the date on which the piece of mail containing such communication was posted.

14.11.  Representation by Counsel.  Each Party hereto acknowledges that it has been advised by legal and any other counsel retained by such party in its sole discretion.  Each Party acknowledges that such Party has had a full opportunity to review this Agreement and the Transaction Documents and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

14.12.  Construction.  The Parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

14.13.  Waivers.  No waiver by any Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the other Party’s rights under such provisions at any other time or a waiver of the other Party’s rights under any other provision of this Agreement.  No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other party.  To be effective any waiver must be in writing and signed by the waiving party.

14.14.  Counterparts.  This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

[Signature Page to an Asset Purchase Agreement dated August 14, 2013]

NOW THEREFORE, the parties hereto have executed, or caused this Asset Purchase Agreement to be executed by their duly authorized representatives, as of the date first written above.

ON TRACK INNOVATIONS LTD:

__________________________________________

By: ______________________________________

Title: _____________________________________

SUPERCOM LTD:

__________________________________________

By: ______________________________________

Title: _____________________________________